Exhibit 10.2

$355,000,000

CREDIT AGREEMENT

Dated as of November 24, 2010

among

RURAL/METRO OPERATING COMPANY, LLC,

as Borrower,

THE LENDERS REFERRED TO HEREIN,

ROYAL BANK OF CANADA,

as Administrative Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A. and BANK OF ARIZONA, N.A.

as Co-Documentation Agents

and

RBC CAPITAL MARKETS1,

as Sole Lead Arranger and Sole Lead Bookrunner

[1]	RBC Capital Markets is a brand name for the investment banking activities of Royal Bank of Canada.

-i-

-ii-

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EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B-1	Form of Borrowing Request
EXHIBIT B-2	Form of Repayment Notice
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E-1	Form of Term Note
EXHIBIT E-2	Form of Revolving Note
EXHIBIT F	Form of Closing Certificate
EXHIBIT G	Form of Guarantee Agreement
EXHIBIT H	Form of Pledge Agreement
EXHIBIT I	Form of Security Agreement
EXHIBIT J	[Intentionally Omitted]
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Mortgage
EXHIBIT M	Form of Section 2.16(d) Certificate
EXHIBIT N	Form of Intercompany Note

ANNEX A	Existing Letters of Credit

SCHEDULE 1.01	Competitors
SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 3.06(a)	Indebtedness and Obligations Not Reflected in Financial Statements
SCHEDULE 3.10	Subsidiaries
SCHEDULE 3.11(b)	Leased and Owned Real Property
SCHEDULE 3.11(e)	Contractual Rights Related to Mortgaged Properties
SCHEDULE 3.14(a)	Environmental Matters
SCHEDULE 3.14(c)	CERCLA Matters
SCHEDULE 3.17	Insurance
SCHEDULE 4.01(m)(iii)	Title Insurance Amounts
SCHEDULE 5.12(b)	Post-Closing Matters
SCHEDULE 6.01	Existing Indebtedness
SCHEDULE 6.02	Existing Liens
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.07	Existing Affiliate Transactions
SCHEDULE 6.08	Existing Restrictions

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CREDIT AGREEMENT (this “Agreement”) dated as of November 24, 2010, among RURAL/METRO OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”); the Lenders; ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent (in such capacity, the “Syndication Agent”); JPMORGAN CHASE BANK, N.A. and BANK OF ARIZONA, N.A., as Co-Documentation Agents; and RBC CAPITAL MARKETS, as sole lead arranger and sole lead bookrunner (in such capacities, the “Lead Arranger”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accepting Lender” has the meaning assigned to such term in Section 2.05(c)(v).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, historical EBITDA of such Acquired Entity or Business as certified by a Responsible Officer of the Borrower, which historical EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein (but without giving effect to any Pro Forma Adjustments) and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP and subject to the Administrative Agent’s reasonable satisfaction that such Acquired EBITDA is calculated in such manner.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Parent or any Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Parent or such Subsidiary during such period.

“Additional Collateral” has the meaning assigned to such term in Section 5.11.

“Additional Revolving Credit Commitment” has the meaning assigned to such term in Section 2.01(d).

“Additional Revolving Credit Lender” has the meaning assigned to such term in Section 2.01(d).

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A or another form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; “control” and “controlling” shall have meanings correlative thereto.

“Affiliate Assigned Rights” has the meaning assigned to such term in Section 2.06(k).

“Affiliated Lenders” has the meaning specified in Section 9.04(b)(iv).

“Agent Fees” has the meaning assigned to such term in Section 2.10(c).

“Agent Parties” has the meaning assigned to such term in Section 9.17(c).

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Credit Exposure” means the aggregate amount of the Revolving Lenders’ Revolving Credit Exposures.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” or “ABR” means for any day, a rate per annum equal to the highest of (x) the Administrative Agent’s Base Rate in effect on such day, (y) the LIBO Rate for interest periods of one month in effect on such day plus 1.00%, and (z) the Federal Funds Rate in effect on such day plus 1/2 of 1%; provided, however, that during the period starting from the Closing Date to the date that is thirty days following the Closing Date (or such earlier date as shall be specified by the Administrative Agent on which Eurodollar Loans have become available), “Alternate Base Rate” shall mean the higher of 1.75% and the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to one month, determined as of approximately 11:00 a.m. (London time) on the Closing Date, plus 1.0%. Any change in the Alternate Base Rate due to a change in the Base Rate, the LIBO Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the LIBO Rate or the Federal Funds Rate, respectively.

“Amendment and Restatement Agreement” means the agreement dated as of the date hereof amending and restating the Existing Credit Agreement in the form of this Agreement and pursuant to which this Agreement is given effect.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.22(a).

“Applicable Margin” means (i) with respect to Revolving Loans (x) that are Eurodollar Loans, 450 basis points and (y) that are ABR Loans, 350 basis points; provided that if the Total Leverage Ratio is less than 3.00:1.00, such margins shall be reduced to 425 basis points and 325 basis points, respectively (ii) with respect to Term Loans (x) that are Eurodollar Loans, 425 basis points and (y) that are ABR Loans, 325 basis points and (iii) in respect of any Incremental Facility, the percentages per annum for ABR Loans and for Eurodollar Rate Loans that are agreed by the Borrower and the applicable Incremental Lenders pursuant to Section 2.22.

No reduction in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Sections 5.01(a) or (b), as the case may be, and a certificate of the chief financial officer of the Borrower demonstrating such Total Leverage Ratio and, for the avoidance of doubt, the Applicable Margin shall remain at the higher levels for so long as the Borrower has not submitted to the Administrative Agent the information and certificate described above as and when required under Sections 5.01(a) or (b), as the case may be.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to the Revolving LC Sublimit, (i) the Issuing Bank and (ii) if any Letters of Credit have been issued pursuant to Section 2.06(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) any Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means (a) any direct or indirect sale, transfer, lease, conveyance or other disposition by Parent or any of its Subsidiaries of any of its Property, excluding sales of inventory and immaterial assets and dispositions of cash equivalents, in each case, in the ordinary course of business, (b) any sale or issuance of any Equity Interests of any Subsidiary of Parent, excluding sales or issuances of Equity Interests to a Loan Party and (c) any Sale Leaseback transaction.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Authorized Officer” means, with respect to Borrower, those of its officers whose signature and incumbency have been certified to the Administrative Agent and the Lenders pursuant to a certificate required by Section 4.01(h) or another certificate provided to the Administration Agent and the Lenders.

“Available Amount” means, without duplication, and in each case, to the extent Not Otherwise Applied, for purposes of the baskets set forth in Sections 6.01(xii), 6.02(xv), 6.04(xi), 6.06(iii), 6.09(a) and 6.17(c), an aggregate amount at any time outstanding consisting of each of the following: (a) Net Proceeds from Equity Issuances by Parent of Qualified Capital Stock, the proceeds of which are contributed to the capital of the Borrower, (b) other than for purposes of the basket set forth in Section 6.06(iii), Declined Proceeds and (c) up to 50% of Excess Cash Flow Not Otherwise Applied in any Fiscal Year.

“Available Liquidity” means, at the end of the day of the relevant Business Day of the relevant fiscal quarter, an amount equal to (a) the aggregate unused and available amount of the Revolving Credit Commitments and (b) the aggregate amount of the unrestricted cash (which shall include any funds on deposit in each deposit account (as defined in the Uniform Commercial Code) pledged as Collateral pursuant to the Security Agreement) and cash equivalents of the Borrower and the other Loan Parties (as reflected on the consolidated balance sheet of the Borrower and the other Loan Parties most recently delivered as required pursuant to Section 5.01(a) or (b)).

“Available Revolving Credit Commitment” means, as to any Revolving Lender, at any time of determination, an amount equal to such Revolving Lender’s Revolving Credit Commitment at such time minus such Revolving Lender’s Revolving Credit Exposure at such time.

“Base Amount” has the meaning assigned to such term in Section 6.17(a).

“Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the Business Day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means a Loan or group of Loans of the same Class and Type made (including through a conversion or continuation) on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 as a date on which Borrower requests Loans to be made hereunder.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close; provided that when used in connection with a Eurodollar Loan, “Business Day” also shall exclude any day on which dealings in foreign currencies and exchange between banks may not be carried on in London, England.

“Capital Expenditures” means, for any period and with respect to any Person, any and all expenditures made by Parent or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the consolidated financial statements of the Parent and its Subsidiaries prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise, but excluding (a) expenditures made with the amount of Net Proceeds actually used in accordance with Section 2.05(c)(ii)(B) or with the first proviso of Section 2.05(c)(iii), (b) any such portion of such increase attributable solely to acquisitions of property, plant and equipment not prohibited by Section 6.04 or (c) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” means all monetary or financial obligations of Parent and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, are required to be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Interest Expense” means, for any period and with respect to any Person, Consolidated Interest Expense of such Person for such period, less the sum of (a) interest on any Indebtedness paid by the increase in the principal amount or accreted value of such Indebtedness including by issuance of additional debt of such kind, (b) other than to the extent paid in cash, items described in clause (vii) of the definition of “Consolidated Interest Expense” and (c) gross interest income of such Person and its Subsidiaries for such period.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System list promulgated by the U.S. Environmental Protection Agency pursuant to CERCLA.

“Change in Control” means (a) Parent shall fail to own, directly or indirectly, 100% of the Equity Interests of Borrower, (b) a change of control under any agreement or instrument governing any Material Indebtedness, (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Parent representing more than 35% of the total voting power of all outstanding Voting Stock of Parent or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Parent, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Charges” has the meaning assigned to such term in Section 9.09.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and when used in reference to any Commitment refers to whether such Commitment is a Revolving Credit Commitment or Term Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender.

“Closing Certificate” means a certificate substantially in the form of Exhibit F.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral,” “Mortgaged Property,” “Pledged Securities” or “Trust Property,” as defined in any applicable Security Document and all other property of whatever kind and nature pledged as collateral under any Security Document.

“Collateral Account” means the collateral account or sub-account established and maintained by, or under the control of, the Collateral Agent in the name of the Collateral Agent as Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of the Security Agreement.

“Collateral Agent” means Royal Bank of Canada, in its capacity as collateral agent for the Secured Parties under the Security Documents.

“Commitment” means, with respect to any Lender, such Lender’s Term Commitment or Revolving Credit Commitment or any combination thereof (as the context requires).

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Average Daily Amount” has the meaning assigned to such term in Section 2.10(a).

“Commitment Fee Percentage” means a rate per annum in accordance with the following grid based on Revolving Usage:

Usage of Revolving Credit Commitments	Fee
If Revolving Usage is less than 50% of the Total Revolving Credit Commitment	0.75%

If Revolving Usage is equal to or greater than 50% of the Total Revolving Credit Commitment	0.625%

; provided, that until the end of the first full Fiscal Quarter after the Closing Date, the Commitment Fee Percentage shall be 0.75%.

“Commitment Percentage” means with respect to any Revolving Lender, the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment; provided, however, that if the Revolving Credit Commitments have terminated or expired, the Commitment Percentage with respect to any Revolving Lender shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Communications” has the meaning assigned to such term in Section 9.17(a).

“Competitor” means any Person identified on Schedule 1.01 or by Borrower to the Administrative Agent in writing as (i) a Person that is engaged in the provision of emergency and non-emergency medical transportation, fire protection and other safety services, or (ii) an Affiliate of any Person described in clause (i).

“Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its Subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP, excluding cash and cash equivalents (including similar short-term investments).

“Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its Subsidiaries which should properly be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP (but excluding the current portion of any long term Indebtedness and the current portion of interest).

“Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense, deferred financing fees, non-cash interest expenses, upfront financing fees and any amortization of original issue discount in connection with the Facilities and any other Indebtedness permitted under this Agreement of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts properly attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (provided that if any deductions require or represent the accrual of a reserve for the payment of cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and other than amortization of a prepaid cash expense that was paid in a prior period), (v) any stock based compensation expense, (vi) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, provided, that the aggregate amount added back pursuant to this clause (vi) shall not exceed 5% of Consolidated EBITDA of such Person for the four fiscal quarters most recently ended and (vii) any fees, expenses, commissions, costs or other charges related to any securities offering, Investment, acquisition, disposition or other similar transaction permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including any extension, renewal, refinancing or replacement thereof), in each case whether or not successful and whether or not consummated prior to, on, or after the Closing Date, minus (b) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (other than (i) the accrual of revenue or recording of receivables in the ordinary course of business and (ii) the reversal of any accrual of a reserve referred to clause (a)(iv) above), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary non-cash gains (or plus extraordinary non-cash losses) for such period and any gains (or plus losses) realized in connection with any Asset Sale of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

There shall be included in determining Consolidated EBITDA for any period (other than for purposes of calculating Excess Cash Flow), Pro Forma Adjustments for such period, with such adjustments prepared assuming that the transactions giving rise to such adjustments occurred as of the first day of the applicable Test Period, as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent.

“Consolidated Interest Expense” means, for any period and with respect to any Person, the total consolidated interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP excluding deferred financing fees, non-cash interest expense, upfront financing fees and any amortization of original issue discount in connection with the Facilities and any other Indebtedness permitted under this Agreement plus, without duplication (i) imputed interest on Capital Lease Obligations of such Person and its Subsidiaries for such period; (ii) commissions, discounts, participation fees payable pursuant to Section 2.10(b) of this Agreement, issuance fees and other fees and charges owed by such Person or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, provided that, in respect of any letters of credit secured by cash collateral, the amount of such commissions, discounts and other fees and charges shall be determined on a net basis after accounting for any interest income on deposited amounts with respect thereto; (iii) [omitted]; (iv) cash contributions to any employee stock ownership plan or similar trust made by such Person or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a Wholly Owned Subsidiary of such Person) in connection with Indebtedness incurred by such plan or trust for such period; (v) all interest paid or payable with respect to discontinued operations of such Person or any of its Subsidiaries for such period; (vi) the interest portion of any deferred payment obligations of such Person or any of its Subsidiaries for such period; and (vii) all interest on any Indebtedness of such Person or any of its Subsidiaries of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period, to the extent actually paid by such Person or any of its Subsidiaries; provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements and Non-Interest Rate Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements and Non-Interest Rate Hedging Agreements.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant period in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period.

“Consolidated Net Income” means, for any period and for any Person, the net income or loss of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded for any such Person therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has an interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, (iv) gains and losses from the early extinguishment of Indebtedness and (v) extraordinary items for such period.

“Contingent Lease Agreements” means agreements that permit a Governmental Authority to lease or purchase existing inventory and equipment used in connection with emergency service contracts between Borrower or any Subsidiary and such Governmental Authority upon the early termination of such contracts; provided that any such contingent lease agreement shall (i) be part of a contract with a Governmental Authority that has fair and reasonable terms, taken as a whole, no less favorable to Borrower or such Subsidiary than that which could be obtained by a similarly situated competitor in the industry and (ii) be in form and substance reasonably satisfactory to the Administrative Agent.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Debt Incurrence” means the incurrence of any Indebtedness (including debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Rights), other than any issuance of Indebtedness permitted by Section 6.01(a) or any issuance of Disqualified Capital Stock permitted by Section 6.01(b).

“Debt Service” means, for any period, Cash Interest Expense of Parent and its Subsidiaries for such period plus scheduled principal amortization of all Indebtedness of Parent and its Subsidiaries for such period.

“Declined Proceeds” has the meaning assigned to such term in Section 2.05(c)(v).

“Declining Lender” has the meaning assigned to such term in Section 2.05(c)(v).

“Default” means any Event of Default and any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of Parent or any of its Subsidiaries.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, historical EBITDA of such Sold Entity or Business as certified by a Responsible Officer of the Borrower, which historical EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein (but without giving effect to any Pro Forma Adjustments) and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP and subject to the Administrative Agent’s reasonable satisfaction that such Disposed EBITDA is calculated in such manner.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the 91st day following the Term Loan Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day following the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“Distribution Date” means each date fixed by the Collateral Agent for the distribution to Secured Parties of funds held in a Collateral Account.

“Dividend” with respect to any Person means that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of Property (other than Qualified Capital Stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any Equity Rights), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such Person outstanding (or any Equity Rights). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower that is not a Foreign Subsidiary (other than a Foreign Subsidiary that (x) is a direct Subsidiary of Borrower or a Domestic Subsidiary and (y) is a disregarded entity for U.S. Federal income tax purposes).

“ECF Percentage” has the meaning assigned to such term in Section 2.05(c)(iv).

“Eligible Assignee” means (a) if the assignment does not include assignment of a Revolving Credit Commitment, (i) any Lender, (ii) any Affiliate of a Lender (other than an Affiliated Lender), (iii) an Approved Fund, (iv) subject to Section 9.04(b)(iv), the Borrower or any of its Affiliates and Subsidiaries and (v) any other Person approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Credit Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund of a Revolving Lender and (iv) any other Person approved by the Administrative Agent, the Issuing Bank and Borrower (each such approval not to be unreasonably withheld or delayed); provided, that (x) no approval of Borrower shall be required during the continuance of an Event of Default or prior to the completion of the primary syndication of the credit facilities provided for herein (as determined by the Lead Arranger), (y) except as provided above, “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries, any natural Person or any Competitor and (z) in the case of any assignment to a Person described in clauses (b)(i), (ii) and (iii) above, any such assignments shall be subject to the prior approval of the Administrative Agent and the Issuing Bank.

“Embargoed Person” has the meaning assigned to such term in Section 6.19.

“Environment” means ambient air, surface water and groundwater (including potable water and navigable water), the land surface or subsurface strata and natural resources such as flora and fauna.

“Environmental Claim” means any notice of violation, claim, demand, order, directive, cost recovery action or other cause of action or written allegation or accusation by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), costs, liabilities, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases) or threatened Release; (b) exposure to any Hazardous Material; (c) the presence, use, generation, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements or treaties issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters related to the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental investigation, remediation and monitoring, administrative oversight costs, fines, penalties or indemnities), of the Parent or any of its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Environmental Report” has the meaning assigned to such term in Section 5.07(d).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” means, without duplication, (i) any issuance or sale by Parent after the Closing Date of any Equity Interests in Parent (including any Equity Interests issued upon exercise of any warrant or option) or any Equity Rights or (ii) any contribution to the capital of Parent; provided, however, that an Equity Issuance shall not include (x) any Disqualified Capital Stock issuance or Debt Incurrence or (y) any such sale or issuance by Parent of not more than an aggregate amount of 5.0% of its

Equity Interests (including its Equity Interests issued upon exercise of any Equity Right or Equity Rights but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of Parent or any of its Subsidiaries.

“Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Entity” means any member of an ERISA Group.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA (other than PBGC premiums payable in the ordinary course) with respect to any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC of, any notice relating to an intention to terminate any Pension Plan, or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by an ERISA Entity of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan subject thereto; (i) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Parent or any of its Subsidiaries.

“ERISA Group” means Parent, its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with a Loan Party or any Subsidiary of any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Code.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Amount” has the meaning assigned to such term in Section 2.05(f).

“Excess Cash Flow” means, for any Excess Cash Flow Period, Consolidated EBITDA of Parent and its Subsidiaries for such Excess Cash Flow Period, minus, without duplication:

(a) Debt Service for such Excess Cash Flow Period;

(b) Capital Expenditures during such Excess Cash Flow Period that are paid in cash;

(c) permanent repayments (together with, in the case of a revolving credit commitment, permanent commitment reductions and other than prepayments deducted pursuant to Section 2.05(c)(iv)) of Indebtedness (so long as not already reflected in Debt Service) made with cash (other than cash from refinancings of Indebtedness) by Parent and its Subsidiaries during such Excess Cash Flow Period (it being understood that the foregoing deductions shall not duplicate deductions from Excess Cash Flow taken pursuant to Section 2.05(c)(iv));

(d) the aggregate amount of investments made from internally generated cash during such Excess Cash Flow Period pursuant to Section 6.04(ix), (x) and (xi);

(e) taxes of Parent and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established;

(f) [intentionally omitted];

(g) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period; and

(h) losses excluded from the calculation of Consolidated EBITDA by operation of clause (c) of the definition thereof that are paid in cash during such Excess Cash Flow Period;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(1) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(2) all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);

(3) [intentionally omitted];

(4) any return on or in respect of investments received in cash during such Excess Cash Flow Period, which investments were made pursuant to Section 6.04(ix), (x) or (xi); and

(5) income or gain excluded from the calculation of Consolidated EBITDA by operation of clause (c) of the definition thereof that is realized in cash during such Excess Cash

Flow Period (except to the extent such gain is subject to reinvestment or repayment pursuant to Section 2.05(c)(ii) or (iii)).

“Excess Cash Flow Period” means (i) in the case of the Fiscal Year ending June 30, 2011, the period commencing January 1, 2011 through June 30, 2011 and (ii) thereafter, each subsequent Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any taxes imposed on or measured by the net income of any recipient (including any Administrative Agent or Issuing Bank) (including branch profits taxes or any franchise taxes imposed in lieu of a net income tax) by a jurisdiction as a result of a present or former connection between such recipient and such jurisdiction (other than a connection arising solely by virtue of the transactions contemplated by the Loan Documents) and any liability for interest and penalties arising with respect to such taxes.

“Executive Order” has the meaning assigned to such term in Section 3.22(a).

“Existing Credit Facility” means the Credit Agreement dated December 9, 2009, as amended through the date hereof, among the Borrower, the guarantors party thereto, the lenders party thereto and Royal Bank of Canada, as agent for the lenders.

“Existing Issuing Lender” means JPMorgan Chase Bank, N.A., in its capacity as issuer of any letter of credit under the JPM Letter of Credit Agreement and in its capacity as issuer of Revolving Letters of Credit under the Existing Credit Facility.

“Existing Letters of Credit” means, collectively, the letters of credit described on Annex A.

“Facility” means the Term Loan facility, the Revolving Loan facility or any Incremental Facility.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fees” means the Commitment Fees, the fees pursuant to Section 2.10(b) and the Agent Fees.

“Financial Covenants” means those covenants and agreements of the Loan Parties set forth in Sections 6.14 and 6.15.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer or Treasurer of such corporation, partnership or other entity.

“Financing Transactions” means, collectively, the execution and delivery by each Loan Party of each of the Loan Documents, the Borrowing of the Term Loans and Revolving Loans, in each case on the Closing Date.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on June 30. As an example, references to “2012 Fiscal Year” mean the Fiscal Year ending on June 30, 2012.

“Flood Hazard Property” has the meaning specified in Section 5.12(c)(iv) hereof.

“Foreign Subsidiary” means any Subsidiary that is or becomes organized under the laws of a Non-U.S. Jurisdiction.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state, provincial, territorial, local or foreign government, court or governmental agency, authority, branch, instrumentality or regulatory body, including any central bank or taxing authority.

“Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Government Reimbursement Programs” has the meaning assigned to such term in Section 3.05(a).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit G, made by the Guarantors in favor of the Administrative Agent.

“Guarantors” means Parent and the Subsidiary Loan Parties.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature, which can give rise to liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, swap, cap, floor or collar transaction, or other interest hedging arrangement designed to alter the risks of any Person arising from fluctuations in interest rates.

“Hedging Exchanger,” with respect to any Hedging Agreement, means any entity which was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Agreement; provided such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.05 and 9.15.

“Immaterial Subsidiaries” means each of the Subsidiaries identified as an “Immaterial Subsidiary” on Schedule 3.10 that both contributes less than 2% of the Consolidated EBITDA of the Loan Parties and holds less than 1% of the combined assets of the Loan Parties; provided that all such Immaterial Subsidiaries shall neither contribute greater than 5% of the Consolidated EBITDA of the Loan Parties nor hold greater than 2.5% of the combined assets of the Loan Parties, in each case in the aggregate.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification:

(a) which is of a “going concern” or similar nature; or

(b) which relates to the limited scope of examination of matters relevant to such financial statement.

“Increased Cost Lender” has the meaning assigned thereto in Section 2.20.

“Increased Amount Date” has the meaning specified in Section 2.22(a).

“Incremental Facilities” has the meaning specified in Section 2.22(a).

“Incremental Lenders” has the meaning specified in Section 2.22(c).

“Incremental Loans” means the Incremental Term Loans and the Incremental Revolving Loans.

“Incremental Loan Commitments” has the meaning specified in Section 2.22(a).

“Incremental Revolving Borrowing” means a borrowing consisting of Incremental Revolving Loans of the Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Sections 2.02(b) and 2.22 by each of the Incremental Revolving Lenders party to the applicable Incremental Facility.

“Incremental Revolving Commitments” has the meaning specified in Section 2.22(a).

“Incremental Revolving Facility” has the meaning specified in Section 2.22(b).

“Incremental Revolving Lender” has the meaning specified in Section 2.22(c).

“Incremental Revolving Loans” has the meaning specified in Section 2.22(b).

“Incremental Term Borrowing” means a borrowing consisting of Incremental Term Loans of the Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made pursuant to Sections 2.02(a) and 2.22 by each of the Incremental Term Lenders party to the applicable Incremental Facility.

“Incremental Term Facility” has the meaning specified in Section 2.22(a).

“Incremental Term Lender” has the meaning specified in Section 2.22(c).

“Incremental Term Loans” has the meaning specified in Section 2.22(b).

“Incremental Term Loan Commitments” has the meaning specified in Section 2.22(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and other accrued liabilities incurred in the ordinary course of business not past due for more than 120 days after its stated due date (except for accounts payable contested in good faith), (ii) any earn-out obligation until such obligation is required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers or employees), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed but, in the case of Indebtedness which is not assumed by such Person, limited to the fair market value of such property, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person; provided, that all such obligations which are limited in recourse to the property subject to such Capital Lease shall be included in Indebtedness only to the extent of the fair market value of such property on a balance sheet in conformity with GAAP, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Anything herein to the contrary notwithstanding, obligations in respect of any Indebtedness that has been irrevocably defeased (either covenant or legal) or satisfied and discharged pursuant to the terms of the instrument creating or governing such Indebtedness shall not constitute Indebtedness.

“Indemnified Taxes” has the meaning assigned to such term in Section 2.16(a).

“Indemnitee” has the meaning assigned to such term in Section 9.05(b).

“Information Memorandum” means the Confidential Information Memorandum prepared in October, 2010 relating to the credit facilities provided hereby.

“Installment Payment Date” has the meaning assigned to such term in Section 2.05(d).

“Interest Expense Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of Parent and its Subsidiaries to (b) Consolidated Interest Expense of Parent and its Subsidiaries, in each case for such Test Period.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan, the Revolving Maturity Date or such earlier date on which the Revolving Credit Commitments are terminated and (d) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may end later than the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means each of JPMorgan Chase Bank, National Association, in its capacity as the issuer of Revolving Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), and any other Revolving Lender approved by the Administrative Agent and Borrower (such approval not to be unreasonably withheld). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 2.22(b).

“Joint Venture” means any Person engaged in a Permitted Business in which Borrower or one or more Subsidiaries hold Equity Interests representing at least 20%, but not more than 50%, of the total outstanding Equity Interests of such Person, including San Diego Medical Services Enterprise L.L.C.

“JPM Letter of Credit Agreement” means the Letter of Credit Agreement dated as of December 9, 2009 among the Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent, the Lenders party thereto and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger.

“LC Disbursement” means a Revolving LC Disbursement.

“Lead Arranger” has the meaning assigned to such term in the preamble hereto.

“Lenders” means (a) the financial institutions listed on Schedule 2.01 and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means any Revolving Letter of Credit.

“LIBO Rate” means, for any Interest Period with respect to any Eurodollar Loan the greater of (a) solely with respect to the Term Facility, 1.75% per annum and (b):

(i) the rate of interest per annum, expressed on the basis of a year of 360 days, determined by the Administrative Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be selected by the Administrative Agent) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(ii) if the rates referenced in the preceding subsection (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment by way of security, hypothec, hypothecation, security interest or encumbrance of any kind or any preferential arrangement intended to create a security interest in or on such asset, including any easement, right of way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset (or any financing lease having substantially the same economic effect as any of the foregoing), (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contract or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account and (e) any other agreement intended to create any of the foregoing.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, if requested by a Lender pursuant to Section 2.07(e), each Note and any fee letter entered into between the Administrative Agent and the Borrower in connection with this Agreement and the Amendment and Restatement Agreement.

“Loan Parties” means Parent, Borrower and the Subsidiary Loan Parties.

“Loan Party Information” has the meaning assigned to such term in Section 9.16.

“Loans” means the Revolving Loans, the Term Loans and, if applicable, Loans under an Incremental Facility.

“Material Adverse Effect” means any change, effect, event, occurrence or state of condition that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, operations, properties, financial condition, contingent liabilities, or material agreements of Parent and its Subsidiaries, taken as a whole, or Borrower and its Subsidiaries, taken as a whole, (ii) the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party or (iii) the ability of the Administrative Agent and the Lenders to enforce the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements or Non-Interest Rate Hedging Agreements, of any one or more of Parent or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any such Subsidiary in respect of any Hedging Agreement or Non-Interest Rate Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting arrangements) that Parent or such Subsidiary would be required to pay if such Hedging Agreement or Non-Interest Rate Hedging Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.09.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above, in each case as may be amended or supplemented.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, Health and Human Services, its Office of the Inspector General, the Centers for Medicare & Medicaid Services, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended or supplemented.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means an agreement, including, but not limited to a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document creating and evidencing a Lien on any Mortgaged Property to secure the Secured Obligations, including any amendment thereto. Each Mortgage shall be substantially in the form of Exhibit L or otherwise reasonably satisfactory in form and substance to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgage Amendments” has the meaning specified in Section 5.12(c)(i).

“Mortgaged Property” means, initially, each parcel of Real Property identified as Mortgaged Property on Schedule 3.11(b), and each other parcel of Real Property with respect to which a Mortgage is subsequently granted pursuant to Section 5.11, 5.12 or 5.15.

“Motor Vehicles” means all owned ambulances, alternative transportation vehicles, fire vehicles, trucks, trailers, tractors, service vehicles, automobiles and other registered vehicles of the Loan Parties.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is then making or has an obligation to make contributions, (ii) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period, or (iii) as to which any ERISA Entity may have liability.

“Net Proceeds” means

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Parent or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Parent or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Parent or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Incurrence, any issuance of Disqualified Capital Stock, any Equity Issuance or any other issuance or sale of Equity Interests by Parent or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Destruction or Taking, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Destruction or Taking.

“Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Contract Capital Expenditures” means Capital Expenditures made in connection with any newly-awarded emergency ambulance or fire protection services contract with a minimum initial term of 2 years within the twelve months immediately following the entering into of such contract; provided that the aggregate amount of such Capital Expenditures shall not exceed 30% of the anticipated annual revenue attributable to such contract as estimated in good faith by the Borrower, based on supportable assumptions and reflected in the Borrower’s response to the underlying request for proposal by the counterparty to such contract, during such twelve-month period; and provided further that such amount (x) shall be permitted to be applied solely to make Capital Expenditures in respect of such contract and (y) shall solely be permitted to be applied so long as:

(i) after giving effect to such any such expenditure on a Pro Forma Basis, (x) the Parent shall be in compliance with the Financial Covenants as of the end of the Fiscal Quarter most recently ended prior to the date of such expenditure and (y) the Total Leverage Ratio shall be at least 0.25:1.00 below the ratio then required to be maintained; and

(ii) before and after giving effect to such expenditure on a Pro Forma Basis, Available Liquidity shall be not less than $15,000,000.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.08(e).

“Non-Interest Rate Hedging Agreement” means any foreign currency exchange agreement, commodity price protection agreement or other currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements relating to currency values or commodity prices.

“Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of Borrower other than the United States (or any State thereof) or the District of Columbia.

“Non-U.S. Lender” has the meaning assigned to such term in Section 2.16(d)(i).

“Non-U.S. Pledge Agreements” means one or more pledge agreements in form and substance reasonably satisfactory to the Collateral Agent covering (i) 100% of the Equity Interests owned by a Loan Party in any Foreign Subsidiary that (x) is a direct Subsidiary of Borrower or a Domestic Subsidiary and (y) is a disregarded entity for U.S. federal income tax purposes and (ii) 65% of the Equity Interests owned by a Loan Party in any Foreign Subsidiary that is a direct Subsidiary of Borrower or a Domestic Subsidiary.

“Not Otherwise Applied” means, (a) with reference to any amount of Excess Cash Flow that is proposed to be applied to a particular use or transaction, that such amount (the “Proposed Amount”) (i) was not required to be applied to prepay the Loans pursuant to Section 2.05(c)(iv) (and for the avoidance of doubt, all amounts required to have been paid pursuant to the Excess Cash Flow sweep in Section 2.05(c)(iv) for the Fiscal Year in which the Proposed Amount would otherwise have been applied under Section 2.05(c)(iv) shall have already been paid), and (ii) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction and (b) with reference to the Available Amount, or any component of the definition thereof, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a note substantially in the form of Exhibit E-1 or E-2.

“NPL” has the meaning assigned to such term in Section 3.14(a)(v).

“Obligations” means the unpaid principal of and premium, if any, and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, winding-up, arrangement, or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans or LC Disbursements made pursuant to Letters of Credit and all Fees and other obligations and liabilities of Borrower to any Agent, the Lead Arranger, the Syndication Agent, any Issuing Bank, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith.

“Officers’ Certificate” means a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organic Document” means (i) relative to each Person that is a corporation, its charter, articles of incorporation, amalgamation or amendment, as applicable, its by-laws or other constitutional document and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Other Taxes” has the meaning assigned to such term in Section 2.16(b).

“Parent” means Rural/Metro Corporation, a Delaware corporation.

“Parent Note Agreement” means any indenture, note purchase agreement or other agreement pursuant to which the Parent Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Parent Note Documents” means the Parent Notes, the Parent Note Agreement and all other documents executed and delivered with respect to the Parent Notes.

“Parent Notes” means the Parent’s 12-3/4% Discount Notes due 2016 and any registered notes issued by Parent in exchange for, and as contemplated by, such notes with substantially identical terms as such notes, in the aggregate principal amount outstanding on the Closing Date.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any ERISA Entity may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Perfection Certificate” means, a certificate in the form of Annex I to the Security Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of more than 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

(1) no Default then exists or would result therefrom;

(2) before and after giving effect to such transaction, the representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct in all material respects (or, as to any representation and warranties that are otherwise qualified as to materiality or “Material Adverse Effect”, as so qualified) with the same effect as if then made (unless expressly stated to refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(3) after giving effect to such transaction on a Pro Forma Basis, (x) the Parent shall be in compliance with the Financial Covenants as of the end of the Fiscal Quarter most recently ended prior to the date of such acquisition and (y) the Total Leverage Ratio shall be at least 0.25:1.00 below the ratio then required to be maintained (assuming, in each case, for purposes of such sections, that such transaction, and all other Permitted Acquisitions consummated since the first day of the Test Period for each of the Financial Covenants ending on or prior to the date of such transaction, had occurred on the first day of such Test Period);

(4) the Person or business to be acquired shall be, or shall be engaged in, a Permitted Business;

(5) before and after giving effect to such transaction on a Pro Forma Basis, Available Liquidity shall be not less than $15,000,000; and

(6) at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and such additional information that the Administrative Agent may reasonably request.

“Permitted Businesses” mean those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Information Memorandum (or, in the good faith judgment of the Board of Directors of Borrower, which are reasonably related thereto or are reasonable extensions thereof).

“Permitted Investments” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)(x) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances, in each case, maturing within one year from the date of acquisition thereof or (y) overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000;

(5) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Permitted Joint Venture” means any joint venture or other business enterprise entered into between Borrower or a Loan Party and a county, city, municipality, fire district, other governmental entity (or agency thereof) or health services business in the United States for the purpose of engaging in a Permitted Business and approved by a majority of the disinterested members of the Board of Directors of Parent.

“Permitted Lien” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof; provided, however, that (i) any such refinancing Indebtedness shall (a) not be on terms (other than interest rates and redemption premiums) that, taken as a whole, are materially more onerous in the aggregate than the Indebtedness being refinanced and shall not have defaults, rights or remedies, taken as a whole, materially more burdensome in the aggregate to the obligor than the Indebtedness being refinanced, (b) not have a final maturity or a Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced, (c) be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured), (d) be in principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus in either case, the amount of reasonable and customary fees and expenses of Borrower or any of its Subsidiaries incurred in connection with such refinancing, and plus an amount equal to any existing commitments unutilized thereunder, and (e) notwithstanding the foregoing, if such Indebtedness being refinanced is Indebtedness permitted pursuant to Section 6.01(a)(ii), any such refinancing Indebtedness shall (A) be unsecured, (B) contain terms, conditions, representations and warranties and covenants that are generally less restrictive than those contained in the Loan Documents, (C) contain no scheduled principal payments, (D) not have a final maturity that is earlier than six months following the Term Loan Maturity Date, (E) be permitted only to the extent that the Loan Parties are in pro forma compliance with the Financial Covenants both before and after giving effect to such Permitted Refinancing Indebtedness and (F) be Indebtedness of the Parent or the Borrower (it being agreed that the other Loan Parties may be guarantors of such Indebtedness issued by the Parent or the Borrower).

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Platform” has the meaning assigned to such term in Section 9.17(b).

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit H, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Pledged Securities” has the meaning provided in the Pledge Agreement.

“Pro Forma Adjustment” means, for any Test Period in which a Permitted Acquisition or Asset Sale has occurred, with respect to Consolidated EBITDA, (a) the pro forma increase or decrease in Consolidated EBITDA associated with Acquired EBITDA or Disposed EBITDA, as the case may be, which pro forma increase or decrease are factually supportable and quantifiable and are expected to have a continuing impact, in each case, as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, and subject to the Administrative Agent’s reasonable satisfaction that such adjustments comply with the requirements of Regulation S-X and (b) additional good faith pro forma adjustments (as certified by the chief financial officer or treasurer and reasonably acceptable to the Administrative Agent) arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Sold Entity or Business with the operations of the Parent and its Subsidiaries, in each case, that are factually supportable and quantifiable, and are in each case, being given pro forma effect, as a result of (x) reduction of costs related to administrative functions and (y) reductions from the consolidation of operations and streamlining of corporate overhead (taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Sold Entity or Business and the consolidated financial statements of the Parent and its Subsidiaries, assuming such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the beginning of such period, and any Indebtedness or other liabilities repaid or incurred in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that (i) such adjustments shall, in each case, be expected to be realized within the succeeding twelve-month period and (ii) the aggregate amount of such pro forma adjustments for any Test Period pursuant to clause (b) above (other than in respect of increases or decreases in EBITDA attributable to actual Acquired EBITDA or Disposed EBITDA) shall not, without duplication, represent more than 5% of Consolidated EBITDA for such Test Period.

“Pro Forma Balance Sheets” has the meaning assigned to such term in Section 3.06(b).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Asset Sale of all or substantially all Equity Interests in any Subsidiary of the Parent or any division, product line, or facility used for operations of the Parent or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Parent or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parent and its Subsidiaries and (z) factually supportable and quantifiable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Projections” has the meaning assigned to such term in Section 3.06(c).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal, immovable, movable or mixed and whether tangible or intangible and including Equity Interests or any other ownership interests of any Person.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property” means all right, title and interest of any Loan Party or any of its respective Subsidiaries in and to a parcel of real property or immovable property owned, leased (including, without limitation, any leasehold, mineral or other estate) or operated by any Loan Party or any of its respective Domestic Subsidiaries together with, in each case, all improvements and appurtenant fixtures, easements, hereditaments and other real property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” means (i) the payment in full of all amounts outstanding under the JPM Letter of Credit Agreement, the termination of all commitments thereunder and the termination, cash collateralization or support by a Letter of Credit of all letters of credit issued thereunder, (ii) the payment in full of certain amounts outstanding under the Existing Credit Facility and (iii) the redemption of the Parent Notes on the Closing Date and the delivery of the redemption price therefor to the trustee for the Parent Notes in connection therewith.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” has the meaning assigned to such term in Section 2.06(k).

“Rejection Notice” has the meaning assigned to such term in Section 2.05(c)(v).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required or voluntarily undertaken to: (i) clean up, remove, treat, abate, monitor or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Class Lenders” means, at any time, (i) with respect to Revolving Lenders, Revolving Lenders having more than 50% of the aggregate Revolving Credit Commitments, or after the Revolving Credit Maturity Date, the Revolving Credit Exposure and (ii) with respect to Term Lenders, Term Lenders having more than 50% of the aggregate outstanding amount of all Term Loans (excluding Term Loans held by any Affiliated Lender).

“Requisite Lenders” means, at any time, Lenders having more than 50% of the sum of (i) the aggregate Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure and (ii) the aggregate outstanding amount of all Term Loans (excluding Term Loans held by any Affiliated Lender).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Borrowing Request” means a Borrowing Request for a Revolving Credit Borrowing.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Revolving Letters of Credit hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 under the heading “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, and as such amount may be adjusted from time to time pursuant to the provisions of this Agreement. The amount of each Revolving Lender’s Revolving Credit Commitment on the Closing Date is set forth on Schedule 2.01. The initial aggregate amount of the Revolving Lenders’ Revolving Credit Commitments as of the Closing Date is $85,000,000.

“Revolving Credit Commitment Period” means the period from but not including the Closing Date to but not including the Revolving Credit Maturity Date (or, for purposes of Section 2.06(a), two Business Days prior to such date) or any earlier date on which the Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.

“Revolving Credit Exposure” means with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender’s Revolving LC Exposure at such time.

“Revolving Credit Maturity Date” means the fifth anniversary of the Closing Date.

“Revolving LC Disbursement” means a payment made by the Issuing Bank pursuant to a Revolving Letter of Credit.

“Revolving LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time plus (b) the aggregate amount of all Revolving LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. The Revolving LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total Revolving LC Exposure at such time.

“Revolving LC Fees” has the meaning assigned to such term in Section 2.10(b).

“Revolving LC Sublimit” means an amount initially equal to $60,000,000. The Revolving LC Sublimit is a part of, and not in addition to, the Revolving Credit Facility.

“Revolving Lender” means a Lender with a commitment to make Revolving Loans or with any Revolving Credit Exposure, in its capacity as such.

“Revolving Letter of Credit” means Letters of Credit issued pursuant to Section 2.06(a) (including, without limitation, the Existing Letters of Credit).

“Revolving Loans” means the loans made pursuant to Section 2.01(a)(ii).

“Revolving Usage” means, for any Fiscal Quarter, the daily average Aggregate Revolving Credit Exposure during such Fiscal Quarter.

“Rural Metro (Delaware)” means Rural/Metro (Delaware) Inc., a Delaware corporation and Wholly Owned Subsidiary of Borrower.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Parent or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” means the Securities and Exchange Commission.

“Section 2.16(d) Certificate” has the meaning assigned to such term in Section 2.16(d)(i).

“Secured Obligations” means (i) the Obligations, (ii) all obligations in respect of overdrafts and related liabilities owed by a Loan Party or any of its Subsidiaries to any Lender, any Affiliate of a Lender or any Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds and credit or debit card programs, and (iii) all obligations owed by a Loan Party or any of its Subsidiaries under any Hedging Agreement entered into with a Hedging Exchanger whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), or otherwise.

“Secured Parties” means the Agents, the Lenders, each Issuing Bank, the Syndication Agent and any Hedging Exchangers.

“Securities Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit I, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgages and the Perfection Certificate executed by the Loan Parties and the Collateral Agent and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11, 5.12 or 5.15 to secure any of the Secured Obligations.

“Sold Entity or Business” means any Person, property, business or asset sold, transferred or otherwise disposed of by the Parent or any Subsidiary.

“Specified Loan Party” has the meaning assigned to such term in Section 6.12(d).

“Specified Transaction” means any Permitted Acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness (including the Refinancing), Dividend, Capital Expenditure, Incremental Facility, Subsidiary designation or other transaction that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided, that, any increase in the Revolving Credit Commitment or any commitment in respect of an Incremental

Revolving Facility hereunder, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Subordinated Indebtedness” means Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower or such Guarantor, as applicable.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time any determination is being made, directly or indirectly, owned, controlled or held or (b) the accounts of which would be consolidated with those of the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Subsidiary Loan Party” means each Domestic Subsidiary that guarantees the obligations pursuant to the Guarantee Agreement, including Subsidiaries identified as a “Subsidiary Loan Party” on Schedule 3.10.

“Survey” means a survey of any Mortgaged Property (and, except as otherwise agreed between Borrower and the Collateral Agent, all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six (6) months prior to the date of delivery thereof unless there shall have occurred within six (6) months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy and issue a survey endorsement in accordance with the provisions of the Loan Documents and otherwise acceptable to the Collateral Agent.

“Syndication Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Taking” means any taking of any Property of Parent or any Subsidiary or any portion thereof, in or by condemnation, expropriation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of Parent or any Subsidiary or any portion thereof, by any Governmental Authority, civil or military, including any transaction permitted by Section 6.05(viii).

“Taxes” means (i) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” means a Borrowing comprised of Term Loans on the Closing Date.

“Term Borrowing Request” means a Borrowing Request in connection with a Term Borrowing made on the Closing Date.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as the same may be adjusted from time to time pursuant to the provisions of this Agreement. The amount of each Lender’s Term Commitment on the Closing Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Commitments is $270,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan, in its capacity as such.

“Term Loan Maturity Date” means the sixth anniversary of the Closing Date.

“Term Loans” means the loans made pursuant to Section 2.01(a)(i).

“Test Period” means, on any date of determination, the period of four consecutive Fiscal Quarters of Borrower (taken as one accounting period) ending with the latest Fiscal Quarter or the Fiscal Year for which financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered.

“Title Company” means Fidelity National Title Insurance Company or such other title insurance or abstract company as shall be retained by Borrower and approved by the Collateral Agent.

“Total Debt” means, as of any date, consolidated Indebtedness of Parent and its Subsidiaries outstanding as of such date of the type described in clauses (a), (b), (d), (e), (f), (g), (h) (excluding undrawn amounts under outstanding Letters of Credit and Indebtedness in an amount equal to the aggregate amounts set aside to prepay the Parent Notes in accordance with Section 5.19) and (i) (but only if drawn) of the definition thereof.

“Total Leverage Ratio” means, for any date of determination, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA of Parent for the Test Period.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“Transaction Documents” means the Loan Documents and the definitive documentation pertaining to the Refinancing.

“Transactions” means the Financing Transactions, the Refinancing and the payment of fees, expenses and prepayment premiums in connection therewith.

“Transferee” has the meaning assigned to such term in Section 2.16(a).

“Type,” when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate and the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“USA PATRIOT Act” has the meaning assigned to such term in Section 3.22(a).

“U.S. Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state law.

“U.S. Lender” has the meaning assigned to such term in Section 2.16(d)(ii).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned” when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares, equity interests held by foreign nationals and other nominal amounts of Equity Interests that are required to be held by other Per-sons under applicable law) are owned, beneficially and of record, by such Person, another Wholly Owned Subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.03. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time, (ii) any reference in this Agreement to any agreement or document means such agreement or document as amended, restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms of this Agreement; and (iii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders notify Borrower that the Administrative Agent or the Requisite Lenders request an amendment to any provision hereof for such purpose), within 60 days of any such change becoming effective (or in the case of any requested amendment by the Administrative Agent or the Requisite Lenders, within 60 days of the date on which Borrower notifies the Administrative Agent of such change), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective, until such provision is amended in a manner satisfactory to Borrower, the Administrative Agent and the Requisite Lenders.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio and Interest Expense Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Notwithstanding anything to the contrary herein, (i) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a capital lease solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009, and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under State-ment of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a simi-lar result or effect) to value any Indebtedness or other liabilities of Parent or any of its Subsidiaries at “fair value”, as defined therein.

ARTICLE II

THE CREDITS

SECTION 2.01. Credit Commitments.

(a) Subject to the terms and conditions hereof, (i) each Term Lender severally agrees to make a term loan in Dollars to Borrower on the Closing Date in a principal amount equal to its Term Commitment, (ii) each Revolving Lender severally agrees to make revolving loans in Dollars to Borrower, from time to time during the Revolving Credit Commitment Period and (iii) each Additional Revolving Lender severally agrees to make revolving loans in Dollars to Borrower, from time to time during the Revolving Credit Commitment Period. Amounts repaid in respect of Term Loans may not be reborrowed. During the Revolving Credit Commitment Period, Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect or (ii) the Revolving Credit Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Credit Commitment.

(b) The Revolving Loans and Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.

(c) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(d) At any time from and after the Closing Date during the Revolving Credit Commitment Period, notwithstanding any other provision in this Agreement, an additional party or parties (each such party being an “Additional Revolving Credit Lender”) shall be permitted to commit (such commitments being the “Additional Revolving Credit Commitments”) to and to make revolving credit loans from time to time to the Borrower in Dollars and become a Lender party to this Agreement on terms agreed to between the Administrative Agent and the Borrower (including in respect of the reallocation of outstanding Revolving Loans), subject to the approval of such Lender by the Issuing Bank (such approval not to be unreasonably withheld or delayed), at which time such Lender shall become a Revolving Credit Lender for all purposes under the Loan Documents, its commitment, a Revolving Credit Commitment, its loans, Revolving Loans, and the borrowing thereof, a Revolving Credit Borrowing, in each case, for all purposes under the Loan Documents, and any such Lender shall have all the rights and responsibilities of a Revolving Credit Lender under this Agreement (including, without limitation, with respect to participations in Letters of Credit). The aggregate principal amount of Additional Revolving Credit Commitments plus the amount of Revolving Credit Commitments in effect on the Closing Date, shall not exceed $100,000,000. In the event that the Borrower receives a total of at least $100,000,000 of Revolving Credit Commitments, the Revolving LC Sublimit may be increased, at the election of the Borrower (subject to the consent of the Issuing Bank, in its sole and absolute discretion), to $65,000,000. For the avoidance of doubt, any such Additional Revolving Credit Commitment shall not be deemed an Incremental Revolving Commitment under Section 2.22 herein.

SECTION 2.02. Procedure for Borrowing.

(a) In order to borrow under the Revolving Credit Commitments or the Term Commitments, Borrower must give the Administrative Agent notice substantially in the form of Exhibit B-1 (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing or (b) 11:00 a.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing. The Borrowing Request for each Borrowing shall specify (i) whether the requested Borrowing is to be a Revolving Credit Borrowing or a Term Borrowing, (ii) the amount to be borrowed, (iii) the requested Borrowing Date (which must be the Closing Date, in the case of a Term Borrowing), (iv) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (v) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (vi) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b) Each Borrowing shall be in a minimum aggregate principal amount of (i) in the case of a Term Borrowing, $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or (ii) in the case of a Revolving Credit Borrowing, $1,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate amount of the then Available Revolving Credit Commitments.

(c) Upon receipt of the Term Borrowing Request, the Administrative Agent shall promptly notify each Term Lender of the aggregate amount of the Term Borrowing. Each Term Lender will make the amount of its Term Commitment available to the Administrative Agent for the account of Borrower at the office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Closing Date in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

(d) Upon receipt of a Revolving Credit Borrowing Request, the Administrative Agent shall promptly notify each Revolving Lender of the aggregate amount of such Revolving Credit Borrowing and of the amount of such Revolving Lender’s pro rata portion thereof, which shall be based on the respective Available Revolving Credit Commitments of all the Revolving Lenders. Each Revolving Lender will make the amount of its pro rata portion of each such Revolving Credit Borrowing available to the Administrative Agent for the account of Borrower at the office of the Administrative Agent specified in Section 9.01 prior to 12:00 noon, New York City time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided, however, that if on the Borrowing Date of any Revolving Loans to be made to Borrower or any Revolving LC Disbursements shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Revolving LC Disbursements, with any remaining proceeds to be made available to Borrower as provided above; and provided, further, that ABR Revolving Loans made to finance the reimbursement of a Revolving LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

SECTION 2.03. Conversion and Continuation Options for Loans.

(a) Borrower may elect from time to time to convert (x) Eurodollar Loans to ABR Loans by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (y) ABR Loans to Eurodollar Loans by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, Borrower shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor and if no Interest Period is specified then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that no Loan may be converted into a Eurodollar Loan (i) when any Default has occurred and is continuing, or (ii) after the date that is one month prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving prior notice to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing, or (ii) after the date that is one month prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, further, that if Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify Borrower of such conversion).

(c) In connection with any Eurodollar Loans, there shall be no more than four (4) Interest Periods outstanding at any time with respect to the Term Loans and no more than six (6) Interest Periods outstanding at any time with respect to the Revolving Loans.

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of Term Loans.

(a) Borrower may at any time and from time to time prepay the Loans (subject to compliance with the terms of Section 2.17), in whole or in part, subject to Section 2.05(e), upon irrevocable notice to the Administrative Agent in substantially the form of Exhibit B-2 not later than 12:00 noon, New York City time, three (3) Business Days prior to the date of such prepayment (or, in the case of ABR Loans, on the date of such prepayment), specifying (i) the date and amount of prepayment, and (ii) the Class of Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans, or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (i) accrued interest to such date on the amount prepaid and (ii) in the case of any prepayment of the Term Loans (other than as a result of a repayment in full of the Term Loans following the occurrence of a merger, acquisition or change of control transaction), prior to the first anniversary of the Closing Date, using proceeds of Indebtedness (including pursuant to Section 2.05(c) below) incurred by Borrower from a substantially concurrent incurrence of syndicated term loans for which the interest rate payable thereon on the date of such prepayment is lower than the LIBO Rate on the date of such prepayment plus the Applicable Margin with respect to the Term Loans on the date of such prepayment, a premium of 1% of the aggregate principal amount so prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

(b) In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, Borrower shall promptly (and in any event within one Business Day) prepay Revolving Credit Borrowings or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent in accordance with the procedures described in Section 2.06(j) in an aggregate amount equal to such excess.

(c)(i) If Parent or any of its Subsidiaries shall receive Net Proceeds from any Debt Incurrence or any issuance of Disqualified Capital Stock, an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after receipt thereof in accordance with Section 2.05(e).

(ii) If Parent or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale (other than any Asset Sale permitted by Section 6.05(i), (ii), (iii), (iv), (v), (vi), (vii) or (xi) or any Asset Sale to Parent or any of its Subsidiaries), an amount equal to 100% of such Net Proceeds shall be applied within five (5) Business Days after receipt thereof in accordance with Section 2.05(e); provided that no such application shall be required with respect to any Net Proceeds to the extent that (A) the Net Proceeds of all Asset Sales in any Fiscal Year do not exceed $1,000,000 in the aggregate or (B) so long as no Event of Default then exists or would arise therefrom, Borrower delivers an Officers’ Certificate to the Administrative Agent promptly following the date of receipt of such Net Proceeds stating that such Net Proceeds will be reinvested in fixed or capital assets used or usable in the business of Borrower or any Subsidiary within 365 days following the receipt of such Net Proceeds (it being understood that no such Officers’ Certificate shall be required unless the Net Proceeds of all Asset Sales in any Fiscal Year exceed $1,000,000); provided that, if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such 365-day period, an amount equal to such remaining portion shall be applied on the last day of such period as specified in this Section 2.05(c)(ii); provided, further, if the Property subject to such Asset Sale constituted Collateral under the Security Documents, then any property purchased with the Net Proceeds thereof pursuant to this Section 2.05(c)(ii) shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

(iii) If Parent or any of its Subsidiaries shall receive Net Proceeds from insurance or condemnation recoveries (other than from business interruption insurance) in respect of any Destruction or any proceeds or awards in respect of any Taking other than any recovery in respect of Motor Vehicles aggregating Net Proceeds of less than $1,000,000 in any Fiscal Year, an amount equal to 100% of the Net Proceeds thereof shall be applied within five (5) Business Days after receipt thereof in accordance with Section 2.05(e); provided that no such application shall be required with respect to any Net Proceeds to the extent that, so long as no Event of Default then exists or would arise therefrom, Borrower delivers an Officers’ Certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the acquisition of fixed or capital assets used or usable in the business of Borrower or any Subsidiary, in each case within 365 days following the date of the receipt of such Net Proceeds (it being understood that no such Officers’ Certificate shall be required in respect of recoveries for Motor Vehicles unless the Net Proceeds of all such recoveries in any Fiscal Year exceed $1,000,000); provided that if all or any portion of such Net Proceeds not so applied is not so used within such 365-day period, an amount equal to such remaining portion shall be applied on the last day of such period as specified in this Section 2.05(c)(iii); provided, further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any Property purchased, repaired or restored with the Net Proceeds thereof pursuant to this subsection shall be, or continue to be, mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

(iv) If, for any Excess Cash Flow Period of Borrower commencing with the Excess Cash Flow Period ending on June 30, 2011, there shall be Excess Cash Flow for such Excess Cash Flow Period, an amount equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of such Excess Cash Flow shall be applied by Borrower, not later than 90 days after the end of such Excess Cash Flow Period, in accordance with Section 2.05(e); provided that any such amounts payable shall be reduced by an amount equal to the amount of any permanent repayment, prepayment or redemption of Indebtedness to the extent permitted by this Agreement during such Excess Cash Flow Period or prior to the date of the payment required by this clause (iv) which has not been applied to the reduction of any prepayment pursuant to this proviso in any other Excess Cash Flow Period (and is not already reflected in Debt Service); provided, further that (A) the ECF Percentage shall be 25% if the Total Leverage Ratio as of the date such Excess Cash Flow amount is payable (prior to giving effect thereto) shall be less than or equal to 3.00:1:00 and greater than or equal to 2.25:1.00 and (B) the ECF Percentage shall be 0% if the Total Leverage Ratio as of the date such Excess Cash Flow amount is payable (prior to giving effect thereto) shall be less than 2.25:1:00.

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(c)

at least three (3) Business Days prior to the date of such prepayment (or, in the case of ABR Loans, on the date of such prepayment). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice and of such Appropriate Lender’s pro rata share of the prepayment. Any Term Lender (a “Declining Lender”, and any Term Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering not less than two (2) Business Days prior to the proposed prepayment date, a written notice (such notice, a “Rejection Notice”) that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to clauses (i) through (iv) of this Section 2.05(c) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be first, applied to any outstanding portion of Revolving Loans (without a corresponding reduction in the Revolving Credit Commitments), and second, retained by the Borrower (for itself and on behalf of its Subsidiaries) (such retained portion being “Declined Proceeds”). If a Term Lender fails to deliver a Rejection Notice within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans owed to such Term Lender.

(d) The Term Loans shall be repaid in consecutive quarterly installments on the dates set forth below (each such day, an “Installment Payment Date”), in an aggregate amount equal to the amount specified below for each such Installment Payment Date.

Installment Payment Date	Installment Amount
March 31, 2011	$675,000
June 30, 2011	$675,000
September 30, 2011	$675,000
December 31, 2011	$675,000
March 31, 2012	$675,000
June 30, 2012	$675,000
September 30, 2012	$675,000
December 31, 2012	$675,000
March 31, 2013	$675,000
June 30, 2013	$675,000
September 30, 2013	$675,000
December 31, 2013	$675,000
March 31, 2014	$675,000
June 30, 2014	$675,000
September 30, 2014	$675,000
December 31, 2014	$675,000
March 31, 2015	$675,000
June 30, 2015	$675,000
September 30, 2015	$675,000
December 31, 2015	$675,000
March 31, 2016	$675,000
June 30, 2016	$675,000
September 30, 2016	$675,000

Term Loan Maturity Date	Amount remaining outstanding at Term Loan Maturity Date

(e) Prepayments of Loans pursuant to Section 2.05(a) shall be applied as elected by Borrower. Prepayments of Loans pursuant to Section 2.05(c) shall be applied, first, to the installments of principal in respect of the Term Loans under Section 2.05(d), pro rata, among the remaining Installment Payment Dates; second, to reduce the outstanding Revolving Loans ratably among the Revolving Lenders in accordance with their applicable Revolving Credit Commitments (and comply with Section 2.05(b) to the extent applicable). Except as otherwise may be directed by Borrower, any prepayment of Loans pursuant to this Section 2.05 shall be applied, first, to any ABR Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding.

(f) If on any day on which Loans would otherwise be required to be prepaid pursuant to this Section 2.05, but for the operation of this Section 2.05(f), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of ABR Loans which are of the Type required to be prepaid (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in the Collateral Account and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Requisite Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.17.

SECTION 2.06. Letters of Credit.

(a) General. Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Revolving Letters of Credit hereunder. Subject to the terms and conditions set forth herein, Borrower may request the issuance of (and the applicable Issuing Bank shall issue) Revolving Letters of Credit, at any time and from time to time during the Revolving Credit Commitment Period, in each case for the account of Borrower or any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower or any Subsidiary Loan Party to, or entered into by Borrower or any Subsidiary Loan Party with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice in substantially the form of Exhibit B-1 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.06(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall not be issued, amended, renewed or extended if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, with respect to Revolving Letters of Credit, (I) the total Revolving LC Exposure would exceed the Revolving LC Sublimit or (II) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment. Upon the issuance of any Letter of Credit or amendment, renewal or extension of a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender thereof, as the case may be, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.06(d). On the first Business Day of each calendar month, each Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit issued by it and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or, in the case of any renewal or extension thereof, one year after such renewal or extension; provided, that if Borrower and the applicable Issuing Bank so agree, any Letter of Credit may provide for the automatic renewal of such Letter of Credit for successive one year terms (subject to clause (ii)) and (ii) with respect to any Revolving Letter of Credit, the date that is two Business Days prior to the Revolving Credit Maturity Date.

(d) Participations.

By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank issuing such Revolving Letter of Credit or the Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from each Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Commitment Percentage of each Revolving LC Disbursement made by such Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.06(e) or of any reimbursement payment required to be refunded to Borrower. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent for the account of the Issuing Bank an amount equal to such LC Disbursement not later than the Business Day immediately following the day that Borrower receives notice that an LC Disbursement has been made; provided that, so long as no Default is continuing of which the

Administrative Agent has been notified and subject to the availability of unused Revolving Credit Commitments, Borrower, each Issuing Bank, the Administrative Agent and the Lenders hereby agree that in the event an Issuing Bank makes any LC Disbursement under a Revolving Letter of Credit and Borrower shall not have reimbursed such amount pursuant to this Section 2.06(e)(i), such unreimbursed LC Disbursement and all obligations of Borrower relating thereto shall be satisfied when due and payable by the borrowing of one or more Revolving Loans that are ABR Loans, which Borrower hereby acknowledges are requested and the Lenders hereby agree to fund; provided, further, that prior to any such Revolving Loans being made, the Administrative Agent may, but shall not be required to, confirm with Borrower that the conditions set forth in Section 4.02 are met, and if Borrower does not confirm that such conditions shall be met then the Administrative Agent shall be under no obligation to cause such Revolving Loans to be made.

(ii) If Borrower fails to make any payment due under Section 2.06(e)(i) with respect to a Revolving Letter of Credit when due, the Administrative Agent shall notify each Revolving Lender of the applicable Revolving LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that has made the Revolving LC Disbursement the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any Revolving LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.06(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (except as otherwise provided below), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders, the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by

Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, subject to the terms of the applicable Letter of Credit, examine all documents purporting to represent a demand for payment under a Letter of Credit. An Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date Borrower (or any other account party) reimburses such LC Disbursement, at in the case of a Revolving LC Disbursement, the rate per annum then applicable to ABR Revolving Loans commencing on the date of such LC Disbursement; provided that, if Borrower fails to reimburse (or cause another account party to reimburse) such LC Disbursement when due pursuant to Section 2.06(e), then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank making such LC Disbursement, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.06(e)(ii) to reimburse an Issuing Bank, shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Banks. An Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the Closing Date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by such successor Issuing Bank thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with Revolving LC Exposure representing greater than 50% of the total Revolving LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account which shall by established at such time by the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Revolving LC Exposure, as applicable, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall arise immediately, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 7.01(i). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement and shall be invested in Permitted Investments selected by the Administrative Agent in its sole discretion (it being understood that the Administrative Agent shall in no event be liable for the selection of such Permitted Investments or for investment losses with respect thereto, including losses incurred as a result of the liquidation of such Permitted Investments prior to stated maturity). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the Revolving LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with Revolving LC Exposure representing greater than 50% of the Revolving LC Exposure), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived. If Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.05(b), such amount (to the extent not applied as aforesaid) shall be returned to Borrower as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.05(b) and no Default shall have occurred and be continuing.

(k) Assignment. The parties acknowledge and agree that (a) any Issuing Bank, may, without the consent of any party hereto, assign to an Affiliate all of its right, title and interest (the “Affiliate Assigned Rights”) in, to and under any and all obligations of Borrower under Section 2.06(e) to reimburse the Issuing Bank for Revolving LC Disbursements (the “Reimbursement Obligations”), (b) in respect of all such Reimbursement Obligations constituting Affiliate Assigned Rights, for all purposes of this Agreement such Affiliate shall be deemed the “Issuing Bank”, (c) the obligations of the Revolving Lenders and Borrower to any Issuing Bank shall, in the case of the Affiliate Assigned Rights, inure to the benefit of the Affiliate acquiring or having acquired such Affiliate Assigned Rights and be enforceable by such Affiliate and/or by the Issuing Bank on behalf of such Affiliate and (d) all payments made by Borrower and/or any Revolving Lender to such Affiliate acquiring or having acquired such Affiliate Assigned Rights shall discharge all such obligations otherwise owing to such Issuing Bank, to the extent so paid. The foregoing shall not otherwise affect the rights and obligations of any Issuing Bank, as Issuing Bank hereunder.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders (i) on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of, and all other amounts outstanding under, each Revolving Loan made to it by each such Lender and (ii) on the Term Loan Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Term Loan held by each such Lender. Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans and Term Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 9.04.

(d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by the Administrative Agent (including, without limitation, the Register) and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) The Loans of each Class made by each Lender to Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of Borrower, in substantially the form attached hereto as Exhibit E-1 or E-2, as applicable, with the blanks appropriately filled, payable to the order of such Lender.

SECTION 2.08. Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to (A) the LIBO Rate determined for such Interest Period, plus (B) the Applicable Margin.

(b) Each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (b)(z) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) Notwithstanding the foregoing, during an Event of Default, at the request of Requisite Lenders, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of and premium, if any or interest on any Loan, 200 basis points plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.08, (ii) in the case of any LC Disbursement not reimbursed on the Business Day following the day Borrower receives notice that the LC Disbursement was made, 200 basis points plus the rate otherwise applicable to such LC Disbursement as provided in Section 2.06(i) or (iii) in the case of any other amount, 200 basis points plus the rate applicable to ABR Loans as provided in Section 2.08(b), in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to Section 2.08(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.

SECTION 2.10. Fees.

(a) Borrower agrees to pay a commitment fee (a “Commitment Fee”) to each Revolving Lender, for which payment will be made in arrears through the Administrative Agent on the last Business Day of March, June, September and December, commencing on the first such date to occur after the Closing Date. The Commitment Fee shall accrue commencing on the Closing Date and shall cease to accrue on the date that the Revolving Credit Commitments shall be terminated as provided herein. The Commitment Fee accrued to each Revolving Lender shall equal the Commitment Fee Percentage multiplied by such Lender’s Commitment Fee Average Daily Amount (as defined below) for the applicable period. A Revolving Lender’s “Commitment Fee Average Daily Amount” with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender’s Revolving Credit Commitment less such Revolving Lender’s Revolving Credit Exposure for any applicable days during such Revolving Lender’s Revolving Credit Commitment Period. The Commitment Fee shall also be payable on each date of termination or reduction of the Revolving Credit Commitments on the amount of the Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Revolving Letters of Credit, which shall accrue at a per annum rate equal to the Applicable Margin for Revolving Loans accruing interest at the LIBO Rate on the average daily amount of such Lender’s Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any Revolving LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the Revolving LC Exposure or such lesser amount as shall be agreed to by the Issuing Bank (excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements, which shall accrue interest pursuant to Section 2.06(j)) resulting from Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any Revolving LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Revolving Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees under this paragraph (collectively, “Revolving LC Fees”) accrued through and including the last day of March, June, September and December of each calendar year during the Revolving Credit Commitment Period shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving

Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All Revolving LC Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Borrower agrees to pay to the Administrative Agent the administrative fee in the amounts and at the times specified in any fee letter between Borrower and the Administrative Agent entered into in connection with this Agreement (the “Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable (unless there was an error in the computation thereof).

SECTION 2.11. Termination or Reduction of Commitments.

(a) Unless previously terminated, the Term Commitments shall terminate on the Closing Date after the Term Loans are made on such date.

(b) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date. Borrower shall have the right, upon one Business Day’s notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and (ii) no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, the Aggregate Revolving Credit Exposure then outstanding would exceed the Total Revolving Credit Commitment then in effect.

SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

(i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Eurodollar Borrowing for such Interest Period, or

(ii) the Administrative Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the LIBO Rate determined or to be determined for such Interest Period for such Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders by 12:00 noon, New York City time, on the same day. The Administrative Agent shall give telecopy or telephonic notice to Borrower and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.03 or (y) made pursuant to a Borrowing Request, and shall be continued or made as ABR Loans, as the case may be.

SECTION 2.13. Pro Rata Treatment and Payments; Proceeds of Collateral.

(a) Each reduction of the Revolving Credit Commitments of the Revolving Lenders shall be made pro rata according to the amounts of such Revolving Lenders’ Commitment Percentages. Except as otherwise provided in this Agreement, each payment (including each prepayment) by Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Except as otherwise provided in this Agreement, each payment (including each prepayment) by Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 a.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent’s New York office specified in Section 9.01 in the currency in which the applicable obligation is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to any payment accruing interest or any fee or other amount accruing at a per annum rate, interest thereon or such fee or other amount, as applicable, shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from Borrower, but without prejudice to any right or claim that Borrower may have against such Lender. If Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, premium, if any, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal, premium, if any, and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, premium, if any, and unreimbursed LC Disbursements then due to such parties.

(d) All Proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies, together with any other moneys then held by the Collateral Agent in the Collateral Account, shall, to the extent available for distribution (it being understood that the Collateral Agent may liquidate investments prior to maturity in order to make a distribution pursuant to this Section 2.13(d)), be distributed by the Collateral Agent on each Distribution Date in the following order of priority:

First: to the Collateral Agent for any unpaid Collateral Agent fees and expenses (including, the payment of the costs and expenses, fees, commissions and taxes relating to such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under the Credit Agreement from and after the date such amount is due, owing or unpaid until paid in full);

Second: without duplication of amounts applied pursuant to clause First above, to any other Secured Party which has theretofore advanced or paid any Collateral Agent fees and expenses constituting administrative expenses allowable under Section 503(b) of the U.S. Bankruptcy Law, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the amounts of such Collateral Agent fees advanced by the respective Secured Parties and remaining unpaid on such Distribution Date;

Third: without duplication of the amounts applied pursuant to clause First and Second above, to any Secured Party which has theretofore advanced or paid any Collateral Agent fees and expenses other than such administrative expenses, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the amounts of such Collateral Agent fees advanced by the respective Secured Parties and remaining unpaid on such Distribution Date;

Fourth: without duplication of the amounts applied pursuant to clauses First, Second and Third above, to the Secured Parties that are Lenders or Hedging Exchangers, interest and other amounts constituting Secured Obligations (other than principal, premium, if any, and Reimbursement Obligations) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due or owing; and

Fifth: without duplication of the amounts applied pursuant to clauses First, Second, Third and Fourth above, to the Secured Parties that are Lenders or Hedging Exchangers, principal amount and premium, if any, of the Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Hedging Agreements and cash management obligations constituting Secured Obligations then due, owing or unpaid until paid in full, in each case equally and ratably in accordance with the respective amounts thereof then due or owing; and

Sixth: without duplication of the amounts applied pursuant to clauses First, Second, Third, Fourth and Fifth above, any surplus then remaining shall be paid to the Loan Parties or their successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Fifth of this Section 2.13(d), the Loan Parties shall remain liable for any deficiency.

(e) The term “unpaid” as used in clause Third of Section 2.13(d) above refers:

(i) in the absence of a bankruptcy proceeding with respect to the relevant Loan Parties, to all amounts of the relevant Obligations outstanding as of a Distribution Date, and

(ii) during the pendency of a bankruptcy proceeding with respect to the relevant Loan Parties, to all amounts allowed by the bankruptcy court in respect of the relevant Obligations as a basis for distribution (including estimated amounts, if any, allowed in respect of contingent claims), to the extent that prior distributions have not been made in respect thereof.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(e)(i) or 2.06(e)(ii), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (ii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

SECTION 2.15. Requirements of Law.

(a) If at any time any Lender or Issuing Bank determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance by such Lender or Issuing Bank with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender or the Issuing Bank for agreeing to make or making, funding or maintaining any Eurodollar Loans or participating in, issuing or maintaining any Letter of Credit (including any tax other than Indemnified or Other Taxes or Excluded Taxes covered by Section 2.16, which shall be governed exclusively by such section), then Borrower shall from time to time, within five days of demand therefor by such Lender or the Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Bank additional amounts sufficient to compensate such Lender or Issuing Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and the Administrative Agent by such Lender or Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error. Such Lender or Issuing Bank, shall promptly notify the Administrative Agent and Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or Issuing Bank, as applicable, on an after tax basis or such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or Issuing Bank, as applicable, within ten days of Borrower’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrower.

(b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof affects or would affect the amount of capital required or expected to be maintained by any Lender or Issuing Bank (or a holding company controlling such Lender or Issuing Bank) and such Lender or Issuing Bank determines (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Revolving Credit Commitment or the Loans made by it or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or Issuing Bank to Borrower, Borrower shall immediately pay directly to such Lender or Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or Issuing Bank (or its holding company) on an after tax basis for such reduction in rate of return. A statement of such Lender or Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount, such Lender or Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) In the event that any Lender or Issuing Bank determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, such Lender or Issuing Bank will use its best efforts to so notify Borrower; provided that Borrower shall not be required to compensate any Lender or Issuing Bank pursuant to this Section 2.15 for any amounts incurred more than 120 days prior to the date such Lender or Issuing Bank notifies Borrower of such claim; provided that if any event or circumstance giving rise to such claim is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof and provided, further that, any failure to provide such notice shall in no way impair the rights of such Lender or Issuing Bank to demand and receive compensation under this Section 2.15, but without prejudice to any claims of Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

SECTION 2.16. Taxes.

(a) Except as provided in this Section 2.16, all payments by the Loan Parties of principal of, and interest on, the Loans and all other amounts payable hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense, free and clear of, and without deduction or withholding for, any and all Taxes imposed on any Agent, any Issuing Bank, or any Lender (or any assignee of such Lender or such Issuing Bank, as the case may be, or a Participant or a change in designation of the lending office of a Lender or an Issuing Bank, as the case may be (a “Transferee”) or any successor Agent), but excluding Excluded Taxes (such non-excluded items being called “Indemnified Taxes”) unless required by applicable law. In the event that any withholding or deduction from any payment to be made by the Loan Parties hereunder or under any other Loan Document is required in respect of any Indemnified Taxes pursuant to applicable law, then the Loan Parties will:

(i) timely pay directly to the relevant authority in accordance with applicable law the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii) pay to the Administrative Agent for the account of the Lenders or the Issuing Banks or Transferees, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Issuing Banks or Transferees, as the case may be, will equal the full amount such Lender or such Issuing Bank or Transferees, as the case may be, would have received had no such withholding or deduction (including any withholding or deduction applicable to additional amounts payable under this Section 2.16) been required.

(b) The Loan Parties agree to timely pay any and all present or future stamp or documentary taxes and any other excise, property, intangible, or mortgage recording taxes, charges or similar levies (including interest, fines and penalties in addition to tax) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document (“Other Taxes”).

(c) If any Indemnified Taxes or Other Taxes are directly asserted against any Agent, any Issuing Bank or any Lender or Transferee with respect to any payment received by any Agent, any Issuing Bank or such Lender or Transferee hereunder or under any other Loan Document, or otherwise with respect to any Loan Document, such Agent, such Issuing Bank or such Lender or Transferee, upon written request showing in reasonable detail the basis and amount of such Indemnified Taxes or Other Taxes, the Loan Parties shall promptly indemnify and hold harmless such Agent, such Issuing Bank or such Lender or Transferee from all Indemnified Taxes or Other Taxes, whether or not such Indemnified or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, including any Indemnified Taxes or Other Taxes imposed by virtue of such indemnification or by virtue of the failure of the Loan Parties to provide the required receipts or other required documentary evidence, and all expenses reasonably related to the foregoing. A certificate as to the amount of such Indemnified Taxes or Other Taxes delivered to the Borrower by a Lender, Issuing Bank or Transferee (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, Issuing Bank or Transferee, shall be conclusive absent manifest error.

(d)(i) Each Lender or Transferee, each Agent, and each Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Non-U.S. Lender”) shall, on or prior to the Closing Date (in the case of each Non-U.S. Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Non-U.S. Lender that is a Transferee) or in the case of a Non-U.S. Lender that is a successor Agent, on or prior to the date such successor Agent becomes an Agent hereunder, execute and deliver, if legally able to do so, to Borrower and the Administrative Agent (A) two accurate and complete original signed copies of United States Internal Revenue Service Forms W-8ECI or W-8BEN or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Non-U.S. Lender is exempt from or entitled to a reduced rate of withholding or deduction of Taxes or (B) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) a certificate, in substantially the form of Exhibit M, or any other form approved by the Administrative Agent (any such certificate a “Section 2.16(d) Certificate”) to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding tax on all payments by the Borrower under this Agreement and under any Note or under any other Loan Document. In addition, each Non-U.S. Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or if reasonably requested by Borrower or the Administrative Agent, it will, to the extent legally able to do so, deliver to Borrower and the Administrative Agent two new accurate and complete original signed copies of United States Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 2.16(d) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Lender to a continued exemption from or reduction in United States federal withholding tax with respect to payments under the Loan Documents.

(ii) Each Lender or Transferee, each Agent and each Issuing Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “U.S. Lender”) and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the United States Treasury Regulations thereunder) shall, on or prior to the Closing Date (in the case of each U.S. Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee), or on or prior to the date a successor Agent becomes an Agent hereunder (in the case of a successor Agent) execute and deliver to Borrower and the Administrative Agent two accurate and complete original signed copies of United States Internal Revenue Service Forms W-9 (or successor forms or documents), appropriately completed to establish a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any Note and under any other Loan Document. In addition, each U.S. Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or if reasonably requested by Borrower or the Administrative Agent, it will deliver to Borrower and the Administrative Agent two new accurate and complete original signed copies of United States Internal Revenue Service Form W-9, and such other forms as may be required in order to confirm or establish the entitlement of such U.S. Lender to a continued complete exemption from United States backup withholding tax with respect to payments under the Loan Documents.

(iii) Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph (d) that such Lender is not legally able to deliver.

(e) With respect to obligations under this Agreement other than those specified in the immediately following sentence, no Loan Party shall be required to indemnify or to pay any additional amounts to any Issuing Bank, any Lender or Transferee or any Agent with respect to any Indemnified Taxes that are U.S. federal withholding taxes to the extent that (i) any obligation to withhold, deduct or pay amounts with respect to such Indemnified Tax existed on the date such Issuing Bank, such Lender or Transferee or such Agent, became a party to this Agreement or otherwise becomes a Transferee or otherwise becomes a successor Agent, except to the extent that such Person (or its assignor) was previously entitled to receive indemnification or additional amounts from a Loan Party with respect to any such Indemnified Tax under the provisions hereunder, or (ii) such Indemnified Taxes arise because such Issuing Bank, such Lender or Transferee or such Agent fails to provide any forms or certificates required by the provisions of Section 2.16(d) that such Person is legally able to provide. Notwithstanding anything to the contrary, it is understood and agreed, for the avoidance of doubt, that the obligation of the Loan Parties to indemnify for Indemnified Taxes and to pay additional amounts under Sections 2.16(a) and (c) shall apply with respect to any and all Indemnified Taxes imposed on or with respect to each Issuing Bank, and each Lender and Transferee and each Agent as a result of a change in law, including treaties, or regulation or a change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Person occurring after the time such Person becomes a party to this Agreement.

(f) In the event that any Issuing Bank, or any Lender or Transferee or any Agent determines that any event or circumstance that will lead to a claim by it under this Section 2.16 has occurred or will occur, such Issuing Bank, or such Lender or Transferee or such Agent will use commercially reasonable efforts to timely so notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of any Issuing Bank, or any Lender or Transferee or any Agent to demand and receive compensation under this Section 2.16.

(g) If a Loan Party pays any additional amount or makes an indemnity payment under this Section 2.16 to any Issuing Bank, any Lender or Transferee or any Agent or any successor Agent, and such Person determines in its sole good faith discretion that it has actually received or realized in connection therewith any refund of the Indemnified Tax, such Person shall pay to such Loan Party an amount equal to such refund which was obtained by such Person (net all out-of-pocket expenses (including taxes) of any Issuing Bank, or any Lender or Transferee or Agent); provided, however, that, in no event will any Issuing Bank or any Lender or Transferee or Agent be required to pay any amount to any Loan Party the payment of which would place such Issuing Bankor any Lender or Transferee or Agent in a less favorable net after-tax position than such Issuing Bank or any Lender or Transferee or Agent would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid; and provided further, that the Loan Parties, upon the request of any Issuing Bank or any Lender or Transferee or Agent, agree to repay the amount paid over to the Loan Parties to any Issuing Bank or any Lender or Transferee or Agent in the event any Issuing Bank or any

Lender or Transferee or Agent is required to repay such refund, plus interest and penalties (excluding interest and penalties attributable to the negligence or willful misconduct of the Lender). This paragraph shall not be construed to require any Issuing Bank or any Lender or Transferee or Agent to disclose any confidential information to the Loan Parties or any other Person (including its tax returns).

(h) The Agent, Lender or Transferee shall use commercially reasonable efforts to cooperate with Borrower in attempting to recover Indemnified Taxes that the Borrower reasonably asserts were improperly imposed, provided, however, that any such attempts shall be at the sole cost of Borrower and the Borrower shall indemnify the Agent, Lender or Transferee for any costs it incurs in connection with complying with this subsection 2.16(h). Borrower shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under applicable law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority. This subsection 2.16(h) shall not be construed to require the Agent, Lender or Transferee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person or to take or refrain from any action that it reasonably determines would be disadvantageous to it. In no event will this subsection 2.16(h)) relieve the Borrower of its obligation to pay additional amounts to the Agent, Lender or Transferee under this Section 2.16 or other provision of this Agreement.

(i) The agreements in this Section 2.16 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable thereunder.

SECTION 2.17. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.04, 2.05, 2.07, 2.14, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice of such Lender to Borrower (with a copy to the Administrative Agent), Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.

SECTION 2.18. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of Borrower or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Borrower to such Lender by reason thereof as fully as if the Lender were a direct creditor directly to Borrower in the amount of such participation.

SECTION 2.20. Assignment of Commitments Under Certain Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or Borrower shall be required to make additional payments or indemnity payments to any Lender under Section 2.16 or any Lender becomes a Defaulting Lender (each, an “Increased Cost Lender”); then, with respect to each such Increased Cost Lender, Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Increased Cost Lender and the Administrative Agent, to replace such Increased Cost Lender with an assignee (in accordance with and subject to the restrictions and requirements contained in Section 9.04) approved by the Administrative Agent (such approval not to be unreasonably withheld), and, in the case of any Increased Cost Lender with a Revolving Credit Commitment, also approved by the Issuing Bank (such approval not to be unreasonably withheld), and such Increased Cost Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee, and the Administrative Agent shall record such assignment in the Register; provided, however, that no Increased Cost Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or Borrower shall pay to the affected Increased Cost Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment, or applicable claim, on the Loans made by such Increased Cost Lender and all commitment fees and other fees owed to such Increased Cost Lender hereunder and all other amounts accrued for such Increased Cost Lender’s account or owed to it hereunder (including any Commitment Fees).

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.10(a), and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender, including any commitment fee accrued during the period prior to the time such Lender became a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by Borrower prior to such time;

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender and any Term Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders or Requisite Class Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Revolving LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Revolving LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Revolving LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Revolving LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such Revolving LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.06(j), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b)(i) with respect to such Defaulting Lender’s Revolving LC Exposure during the period such Defaulting Lender’s Revolving LC Exposure is cash collateralized;

(iv) if the Revolving LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.10(a) and 2.10(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages; or

(v) if any Defaulting Lender’s Revolving LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such Revolving LC Exposure) and letter of credit fees payable under Section 2.10(b)(i) with respect to such Defaulting Lender’s Revolving LC Exposure shall be payable to the Issuing Bank until such Revolving LC Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless (i) it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, (ii) the Defaulting Lender has been replaced in accordance with Section 2.20 or 9.04, (iii) cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and/or (iv) participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22. Incremental Loans.

(a) On or before the Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable, the Borrower may by written notice to the Administrative Agent elect to request the establishment of (i) incremental or additional term loan facilities (each, an “Incremental Term Facility”, and the commitments thereunder the “Incremental Term Loan Commitments”) or (ii) incremental or additional revolving credit facilities, which, for the avoidance of doubt, may include, at the option of Borrower, an increase in the size of the Revolving LC Sublimit on a dollar-for-dollar basis with the size of the Incremental Revolving Facility (subject to the consent of the Issuing Bank, in its sole and absolute discretion); provided that in no event shall the Revolving LC Sublimit exceed $80,000,000 at any time (each, an “Incremental Revolving Facility” and, together with the Incremental Term Facilities, the “Incremental Facilities”; and the commitments thereunder, the “Incremental Revolving Commitments” and, together with the Incremental Term Loan Commitments, collectively, the “Incremental Loan Commitments”). Subject to the terms and conditions set forth in this Section 2.22 and to the conditions precedent to each Credit Event set forth in Section 4.02 hereto, the Incremental Facilities shall be, in the case of any Incremental Term Facility, funded, or in the case of any Incremental Revolving Facility, available on the relevant Increased Amount Date; provided that (x) the aggregate amount of all Incremental Facilities shall not exceed the aggregate principal amount of $35,000,000, (y) each Incremental Term Facility shall be in an amount equal to at least $5,000,000 and (z) each Incremental Revolving Facility shall be in an amount equal to at least $5,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Loan Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of any Incremental Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Loan Commitments.

(b) Such Incremental Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Loan Commitments and any Borrowings on such date; (ii) after giving effect to such Incremental Loan Commitments and any Borrowings on such date each of the conditions set forth in Section 4.02 shall be satisfied; (iii) (A) the Total Leverage Ratio after giving effect to such Incremental Loan Commitments, any Borrowings and use of proceeds thereof on such date on a Pro Forma Basis shall not exceed a level 0.50:1.00 lower than the Total Leverage Ratio then required to be maintained under Section 6.15 and (B) the Loan Parties shall be in compliance on a Pro Forma Basis with the Financial Covenants; provided, that, for purposes of the calculations set forth in clauses (iii)(A)-(C), such calculations with respect to Incremental Revolving Credit Commitments shall assume a borrowing of the maximum amount of Loans available under such Incremental Revolving Credit Commitment and any other Incremental Revolving Credit Commitments previously made pursuant to this Section 2.22); (iv) the Incremental Loans shall share ratably in the Collateral; (v) except to the extent that the applicable Joinder Agreement otherwise provides, the Incremental Loans that are term loans (“Incremental Term Loans”) shall share ratably in any mandatory prepayments of the existing Term Loans; (vi) the maturity date of any Loan under such Incremental Facility shall not be earlier than the Maturity Date of the Term Loans, in the case of any Incremental Term Facility, or the Revolving Loans, in the case of any Incremental Revolving Facility; (vii) the Weighted Average Life to Maturity applicable to any Incremental Term Facility shall be equal to or greater than Weighted Average Life to Maturity of the existing Term Loan Facility; (viii) in the case of any increase in revolving loans (“Incremental Revolving Loans”) (A) such loans shall mature no earlier than, and require no scheduled amortization or mandatory commitment reduction prior to, the Revolving Credit Maturity Date, (B) all other terms (other than pricing, upfront fees and unused commitment fees) shall be substantially identical to the existing Revolving Credit Facility (in the reasonable discretion of the Administrative Agent) or otherwise reasonably acceptable to the Administrative Agent and (C) all other terms will be as agreed between the Borrower and the Incremental Revolving Lenders providing such Incremental Revolving Loans; (ix) in the case of any increase in term loans, all terms and documentation with respect to any Incremental Term Facility (A) shall be reasonably acceptable to the Administrative Agent, (B) will be as agreed between the Borrower and the Incremental Term Lenders providing such Incremental Loans and (C) other than in respect of the initial conditions to borrowing thereunder, shall not be more restrictive to the Parent and its Subsidiaries than the terms of the applicable existing Facility unless the Lenders under the applicable existing Facility also receive the benefit of the more restrictive terms (without any consent being required); (x) such Incremental Loans or Incremental Loan Commitments shall be effected pursuant to one or more joinder agreements executed and delivered by the Borrower, the Administrative Agent and one or more Incremental Lenders and setting forth the terms applicable to such Incremental Loans and Incremental Loan Commitments (each, a “Joinder Agreement”); (xi) the Incremental Loans shall rank pari passu in right of payment and security to the existing Facility; (xii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, including any supplements or amendments to the Collateral Documents providing for such Incremental Loans to be secured thereby and, if applicable, a Borrowing Request; and (xiii) if the interest rate applicable to the Incremental Loans under any Incremental Facility shall be higher than the corresponding interest rate on the applicable existing Facility by 0.25% or more, then the interest rate applicable to the applicable existing Facility shall be increased to a level that is not less than 0.25% below such Incremental Facility (in each case, calculated for both the Incremental Loans and the applicable existing Facility, in each case, inclusive of any original issue discount and upfront fees (with original issue discount being equated to interest based on an assumed four-year life to maturity with respect to the existing Facilities and, if the relevant Incremental Facility will have a maturity of less than four years, then based on the actual maturity for such Incremental Facility)); provided that in determining interest rates applicable to the existing Term Loans or Revolving Loans, as applicable, or the applicable Incremental Facility, (x) customary arrangement or commitment fees payable in connection with the existing Term Loans or Revolving Facility, as applicable, or to one or more arrangers (or their affiliates) of the applicable Incremental Facility shall be excluded and (y) if the LIBO Rate in respect of such Incremental Facility includes a floor greater than the floor applicable to the analogous existing Facility, such increased amount shall be equated to interest margin for purposes of determining any increase to the applicable interest margin under the analogous existing Facility. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any Incremental Loan Commitments shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in the applicable Joinder Agreement.

(c) On any Increased Amount Date on which any Incremental Revolving Commitment or Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each lender with an Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) or an Incremental Term Loan Commitment (each, an “Incremental Term Lender” and together with the Incremental Revolving Lenders, collectively, the “Incremental Lenders”), to the extent not already a Lender, shall become a Lender hereunder with respect to such Incremental Loan Commitment; provided that any financial institution that becomes an Incremental Lender that is not already a Lender hereunder shall be reasonably satisfactory to the Administrative Agent and the Borrower and, with respect to any Incremental Revolving Facility, to the L/C Issuer.

(d) The terms and provisions of the Incremental Loan Commitments shall be, except as set forth in the relevant Joinder Agreement and otherwise provided in this Section 2.22, identical to those of the applicable Loans and for purposes of this Agreement, any Incremental Loans or Incremental Loan Commitments shall be deemed to be Term Loans, Incremental Term Loans, Term Commitments, Incremental Term Loan Commitments, Revolving Loans, Incremental Revolving Loans, Revolving Credit Commitments or Incremental Revolving Credit Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.22.

(e) This Section 2.22 shall supersede any provisions in Sections 2.13 and 9.08 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Incremental Facility and/or Incremental Loan Commitment, as may be necessary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Issuing Bank and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, Borrower makes the representations and warranties set forth in this Article III on the date hereof and upon the occurrence of each Credit Event:

SECTION 3.01. Organization, etc. Each of Parent, Borrower and each of its Subsidiaries (a) is a corporation, limited liability company, partnership or other form of legal entity, duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing as a foreign corporation, foreign limited liability company or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals (i) to enter into and perform its obligations under this Agreement, each other Loan Document to which it is a party and (ii) to own or hold under lease its Property and to conduct its business substantially as currently conducted by it, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by Borrower of this Agreement and by each Loan Party of each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, limited liability company, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, equityholder action, as the case may be, and do not

(a) contravene the Organic Documents or any resolutions of the Board of Directors (or committee thereof), shareholders, members or partners of Parent or any of its Subsidiaries;

(b) contravene any material Requirement of Law binding on or affecting Parent or any of its Subsidiaries;

(c) violate or result in a default or event of default or an acceleration of any rights or benefits under any material indenture, agreement or other instrument binding upon Parent or any of its Subsidiaries; or

(d) result in, or require the creation or imposition of, any Lien on any assets of Parent or any of its Subsidiaries, other than Liens pursuant to the Security Documents.

SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrower of this Agreement or by any Loan Party of any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, nor for the consummation of the Transactions, except (a) such as have been obtained or made and are in full force and effect, (b) filings and registrations necessary to perfect Liens under the Security Documents and (c) those consents, authorizations, approvals, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.04. Validity, etc. This Agreement has been duly executed and delivered by Borrower and upon execution and delivery of the other Loan Documents to which any Loan Party is a party, such Loan Documents will have been duly executed and delivered by such Loan Parties. This Agreement constitutes, and each other Loan Document to which any Loan Party is to be a party will, upon the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, enforceable in accordance with the respective terms hereof and thereof, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

SECTION 3.05. Medicare Participation/Accreditation.

(a) Parent and its Domestic Subsidiaries are qualified (to the extent required by their business as currently conducted) to participate as suppliers in programs established under the Medicare Regulations and Medicaid Regulations (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”), and the relevant Loan Parties are entitled to reimbursement under the Medicare program for services rendered to qualified Medicare beneficiaries. Parent and its Domestic Subsidiaries comply in all material respects with the conditions of participation in all Government Reimbursement Programs in which any of them participates. There is no pending or, to Borrower’s best knowledge after due inquiry, threatened proceeding or investigation by any of the

Government Reimbursement Programs with respect to (i) Parent’s or any of its Domestic Subsidiaries’ qualification or right to participate in any Government Reimbursement Program, (ii) the compliance or non-compliance by Parent or any of its Domestic Subsidiaries with the terms or provisions of any Government Reimbursement Program, or (iii) the right of Parent or any of its Domestic Subsidiaries to receive or retain amounts received or due or to become due from any Government Reimbursement Program in which it participates or has participated, which proceeding or investigation, together with all other such proceedings and investigations, could reasonably be expected to have a Material Adverse Effect.

(b) Fraud and Abuse. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has, on behalf of Parent or any of its Subsidiaries, knowingly or willfully violated any Medicare Regulations or Medicaid Regulations in any case in any material respect, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Reimbursement Programs or other applicable third-party payers, or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by any Government Reimbursement Programs or other applicable third-party payers.

SECTION 3.06. Financial Information; Projections.

(a) The Lenders have been provided true and complete copies of (i) the consolidated balance sheets of Parent as of June 30, 2010 and 2009, reported on by PricewaterhouseCoopers LLP, independent public accountants, and the related consolidated statements of income, stockholders’ equity and cash flows of Parent for the Fiscal Years ended June 30, 2010 and 2009 and (ii) the consolidated balance sheet of Parent as of September 30, 2010 and the related statements of income, stockholders’ equity and cash flows of Parent for the three month periods ended September 30, 2010 and 2009. All such financial statements have been prepared in accordance with GAAP consistently applied in all material respects (except for the absence of full footnote disclosure in the interim financial statements described in clause (ii)) and present fairly in all material respects the consolidated financial condition of Parent as of the dates and the results of its operations and cash flows for the periods presented. Except as disclosed on Schedule 3.06(a) or in the financial statements referred to in this Section 3.06(a) (including the notes thereto) or in the Information Memorandum, on the Closing Date (after giving effect to the Transactions), neither Parent nor any of its Subsidiaries has any material Indebtedness or material contingent liabilities, material long-term commitments or material unrealized losses.

(b) [Intentionally Omitted]

(c) The Lenders have been provided copies of projections for each of Parent and Borrower for each Fiscal Year through the Fiscal Year ending June 30, 2016 (the “Projections”). The assumptions made in preparing the Projections were reasonable as of the date the Projections were provided to the Lenders and all material assumptions are set forth therein. The Projections present a good faith estimate of the financial information contained therein, it being recognized by the Administrative

Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results will probably differ from the Projections and that the differences may be material.

SECTION 3.07. No Material Adverse Effect. Since June 30, 2010, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.08. Litigation. There is no pending or, to Borrower’s knowledge, threatened investigation, litigation, action or proceeding affecting Parent or any of its Subsidiaries, or any of their respective operations, properties, businesses or assets, or the ability of the parties to consummate the transactions contemplated hereby, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

SECTION 3.09. Compliance with Laws and Agreements. Neither Parent nor any of its Subsidiaries has violated, is in violation of or has been given written notice of any violation of any Requirements of Law applicable to it or its Property or any indentures, agreements or other instruments binding upon it or its Property, except for any violations which singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. Subsidiaries. Schedule 3.10 sets forth the name of, and the direct or indirect ownership interest in each Subsidiary as of the Closing Date and identifies each Subsidiary that is a Loan Party as of the Closing Date. Schedule 3.10 accurately sets forth each Subsidiary that is an Immaterial Subsidiary as of the Closing Date.

SECTION 3.11. Ownership of Properties.

(a) Except where the failure, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to, or valid leasehold interests in, or easements or other property interests in, or are licensed to use, all their material properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes. As of the Closing Date after giving effect to the initial extensions of credit hereunder, all Mortgaged Properties are free and clear of Liens, except for Permitted Liens and those items listed on Schedule B of the lender’s title insurance policy issued by the Title Company. All of such other properties are free and clear of Liens, other than Permitted Liens. The property of Parent and its Subsidiaries, taken as a whole, (i) is in sufficient operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of Parent and its Subsidiaries as presently conducted.

(b) As of the Closing Date, Schedule 3.11(b) contains a true and complete list of each parcel of Real Property (including each Mortgaged Property) and identifies whether such parcel is (i) owned by Parent or any of its Subsidiaries and (ii) leased, subleased or otherwise occupied or utilized by Parent or any of its Subsidiaries, as lessee.

(c) Parent and its Subsidiaries have complied with all obligations under all leases to which they are a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Parent and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(d) Parent and its Subsidiaries own, possess, are licensed or otherwise have the right to use, or could obtain ownership or possession of, on terms not materially adverse to them, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of their business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except in each case as specified on Schedule 3.11(e) or in the lease documents delivered to the Administrative Agent prior to the Closing Date.

(f) None of Parent or any of its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Taking or material Destruction affecting all or any portion of its Property, except as could not reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(g) Parent and its Subsidiaries own or have rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to their businesses as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect. The use by each Loan Party with rights in such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge, no claim has been and remains outstanding that any of Parent’s or any of its Subsidiary’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Taxes. Parent and its Subsidiaries have timely filed (or had filed on their behalf) all federal and material state and local and foreign tax returns and reports required by law to have been filed by them and have timely paid all Taxes and governmental charges due and all assessments received, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been set aside on their books or which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed (in writing) or pending Tax assessment, deficiency or audit that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, neither Parent nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” for U.S. tax purposes within the meaning of Section 6111(c) or Section 6111(d) (each as in effect immediately prior to the American Jobs Creation Act of 2004) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

SECTION 3.13. Employee Benefits.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Parent and its Subsidiaries are in compliance with the presently applicable provisions of ERISA and the Code with respect to all employee benefits plans (as defined in section 3(3) of ERISA) that are maintained or contributed to by Parent or any of its Subsidiaries, except where non-compliance would not reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to result in a Material Adverse Effect if such plans are terminated. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b) Parent and its Subsidiaries do not maintain or contribute to any plan, program, policy arrangement or agreement with respect to employees (or former employees) employed outside the United States.

SECTION 3.14. Environmental Matters.

(a) Except as set forth on Schedule 3.14(a) and except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect,

(i) All Property owned, leased or operated by Parent or any of its Subsidiaries, and all operations conducted thereon and therefrom, are in compliance with all Environmental Laws.

(ii) There have been no Releases at, on, under or from any Property now or, to Borrower’s knowledge, previously owned, leased or operated by Parent or any of its Subsidiaries.

(iii) Parent and its Subsidiaries have been issued and are in compliance with all Environmental Permits necessary for their Properties, operations, facilities and businesses and each is in full force and effect and neither Parent nor any of its Subsidiaries has received any notice that any Environment Permit will be suspended, revoked or otherwise modified.

(iv) There are no underground storage tanks, active or abandoned, or related piping, including petroleum storage tanks, or any surface impoundments or disposal areas, on or under any Real Property now or, to Borrower’s knowledge, previously owned, leased or operated by Parent or any of its Subsidiaries.

(v) Neither Parent nor any of its Subsidiaries has arranged for the disposal or treatment or arranged for the transportation for disposal or treatment of any Hazardous Material to any location which is listed or formally proposed for listing on the National Priorities List (“NPL”) promulgated pursuant to CERCLA, on the CERCLIS or on any similar list promulgated by a Governmental Authority or which is the subject of any enforcement actions by any Governmental Authority or of other investigations or Remedial Action which could reasonably be expected to lead to any Environmental Claim against Parent or any of its Subsidiaries.

(vi) There are no polychlorinated biphenyls or friable asbestos present at any Property owned, leased or operated by Parent or any of its Subsidiaries.

(b) Except for such matters that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, there are no pending or written threatened:

(i) Environmental Claims received by Parent or any of its Subsidiaries, or

(ii) claims, complaints, notices or inquiries received by Parent or any of its Subsidiaries regarding Environmental Liability.

(c) Except as set forth on Schedule 3.14(c), no Property now or, to Borrower’s knowledge, previously owned, leased or operated by Parent or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or on any similar list of sites promulgated by a Governmental Authority, which listing or proposed listing could reasonably be expected to result in a Material Adverse Effect.

(d) There are no existing Liens pursuant to any Environmental Law with respect to any Property or other assets currently owned, or to Borrower’s knowledge, leased or operated by Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is currently conducting any Remedial Action which could result in material costs or liability, and neither Parent nor any of its Subsidiaries is subject to, and none of these entities has assumed by contract, agreement or operation of law, any obligation under Environmental Law, except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.15. Regulations U and X. The Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or Regulation X.

SECTION 3.16. Disclosure; Accuracy of Information. Neither this Agreement nor any other document, certificate or statement furnished to the Administrative Agent or any Lender by or on behalf of Parent or any of its Subsidiaries in connection herewith (including, without limitation, the Information Memorandum) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including without limitation the Information Memorandum) was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

SECTION 3.17. Insurance. As of the Closing Date, set forth on Schedule 3.17 is a summary of all insurance policies maintained by Parent and its Subsidiaries, which insurance policies are maintained with financially sound and responsible insurance companies and, with respect to the properties material to the business of Parent and its Subsidiaries shall provide coverage against such casualties and contingencies and of such types and in such amounts as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.18. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, work stoppages or slowdowns against Parent or any of its Subsidiaries pending or, to Borrower’s knowledge, threatened; (b) the hours worked by and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters; and (c) all payments due from Parent or any of its Subsidiaries, or for which any claim may be made against

Parent or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent or any such Subsidiary.

SECTION 3.19. Solvency. Immediately following the consummation of the Transactions on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans or any other Credit Event, (i) the fair value of the assets of each of Parent and Borrower (in each case, on an unconsolidated basis and on a consolidated basis with its Subsidiaries, which for this purpose shall include rights of contribution in respect of obligations for which such Loan Party has provided a guarantee), at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the Property of each of Parent and Borrower (in each case, on an unconsolidated basis and on a consolidated basis with its Subsidiaries, which for this purpose shall include rights of contribution in respect of obligations for which such Loan Party has provided a guarantee) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (the valuation of contingent obligations being computed in light of all the facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or matured liability); (iii) each of Parent and Borrower (in each case, on an unconsolidated basis and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (the valuation of contingent obligations being computed in light of all the facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or matured liability); and (iv) neither Parent nor Borrower (in either case, on an unconsolidated basis or on a consolidated basis with its Subsidiaries) will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

SECTION 3.20. Securities. All of the common stock of each of Parent’s Subsidiaries has been duly authorized, issued and delivered and is fully paid, nonassessable (with respect to corporations only) and free of preemptive rights that have not been waived. All of the Equity Interests of Borrower are held directly by Parent, free and clear of all Liens other than Liens under the Security Documents and nonconsensual Permitted Liens arising by operation of law. The Equity Interests of each Subsidiary held, directly or indirectly, by Borrower are owned, directly or indirectly, by Borrower free and clear of all Liens other than Liens under the Security Documents and nonconsensual Permitted Liens arising by operation of law. There are not, as of the Closing Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any common stock of Borrower’s Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such common stock, except as disclosed in the financial statements delivered pursuant to Sections 5.01(a) and (b) or otherwise disclosed to the Lenders prior to the Closing Date.

SECTION 3.21. Security Documents.

(a) The Pledge Agreement is effective under New York law to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties a legal, valid and enforceable security interest in the Securities Collateral and, when such Securities Collateral is delivered to the Collateral Agent, the Lien on such Collateral created by the Pledge Agreement shall constitute under New York law a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Securities Collateral.

(b)(i) Subject to Section 3.21(c), the Security Agreement is effective under New York law to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and

(ii) (x) when financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (y) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Lien on such Collateral created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(c) When the filings described in Section 3.21(b)(ii)(x) above are made and when the Security Agreement (or a summary thereof, including a grant of security interest) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing such financing statements and filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on patents, patent applications, registered trademarks, trademark applications and registered copyrights acquired by the Loan Parties after the Closing Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

(d) Each Mortgage executed and delivered as of the Closing Date is, and any Mortgage executed and delivered thereafter by the relevant Loan Party will be as of the date each Mortgage is executed and delivered, effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, for its benefit and the benefit of the applicable Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the real property thereunder, and when the Mortgages are filed in the appropriate county offices, the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such real property, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and the rights of Persons pursuant to the exceptions listed in each title policy covering such Mortgages.

SECTION 3.22. Anti-Terrorism Laws.

(a) Neither Parent nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “USA PATRIOT Act”).

(b) Neither Parent nor any of its Subsidiaries nor, to Borrower’s knowledge, their brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) Neither Parent nor any of its Subsidiaries nor, to Borrower’s knowledge, any of their brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS

SECTION 4.01. Closing Date. The obligations of each Lender to make Loans and acquire participations in Letters of Credit and the obligation of each Issuing Bank to issue Letters of Credit, in each case, on the Closing Date are subject, at the time of the making of such Loans, or the issuance of such Letters of Credit, to satisfaction of the following conditions on or prior to the Closing Date (some of which, for the avoidance of doubt, may be determined by the Agent to have been satisfied in connection with the documentation entered into in connection with the Existing Credit Agreement):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received counterparts of the Guarantee Agreement signed on behalf of each Guarantor.

(c) The Administrative Agent shall have received from each Loan Party a Closing Certificate, dated the Closing Date and signed on behalf of such Loan Party by a Financial Officer of such Loan Party.

(d) The Administrative Agent shall have received favorable written opinions from (i) Paul, Hastings, Janofsky & Walker LLP, special counsel to the Loan Parties and (ii) the

General Counsel of the Loan Parties, each addressed to each Agent and the Lenders and dated the Closing Date and otherwise in form and substance satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received counterparts of the Amendment and Restatement Agreement signed on behalf of each of the parties thereto.

(f) [intentionally omitted]

(g) The Refinancing shall have been consummated in full pursuant to arrangements and documentation reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to the JPM Letter of Credit Agreement; and the Administrative Agent shall have received such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing the JPM Letter of Credit Agreement. After giving effect to the Transactions, neither Parent nor any of its Subsidiaries shall have outstanding any Indebtedness or Disqualified Capital Stock other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Parent Notes, and (iii) other Indebtedness set forth on Schedule 6.01.

(h) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents to occur on or prior to the Closing Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities, all in form and substance reasonably satisfactory to the Administrative Agent (it being understood that the Loan Parties are not required to deliver good standing certificates and copies of charter documents with respect to the Immaterial Subsidiaries).

(i) The Lenders shall have received (i) a certificate of the chief financial officer of Borrower confirming the solvency of Borrower (on an unconsolidated basis and on a consolidated basis with its Subsidiaries, which for this purpose shall include rights of contribution in respect of obligations for which such Loan Party has provided a guarantee), and (ii) a certificate of the chief financial officer of Parent confirming the solvency of Parent (on an unconsolidated basis and on a consolidated basis with its Subsidiaries, which for this purpose shall include rights of contribution in respect of obligations for which such Loan Party has provided a guarantee), in each case, after giving effect to the Transactions, each in the form of Exhibit K and reasonably satisfactory to the Administrative Agent.

(j) The Collateral Agent shall have received evidence and be satisfied that the insurance required by Section 5.04 and the Security Documents is in effect in form and substance satisfactory to the Collateral Agent.

(k) The Administrative Agent shall have received all Fees payable to the Administrative Agent or any Lender on or prior to the Closing Date under the fee letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Shearman & Sterling LLP and local counsels) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(l) The Collateral Agent shall have received counterparts of the Security Agreement and Pledge Agreement signed by each Loan Party, in each case, together with the following in form and substance reasonably satisfactory to the Collateral Agent:

(i) certificates representing all Pledged Securities, together with executed and undated stock powers and/or assignments in blank;

(ii) [intentionally omitted]

(iii) promissory notes substantially in the form of Exhibit N representing all intercompany Indebtedness between/among Parent or any of its Subsidiaries, together with executed and undated instruments of assignment endorsed in blank;

(iv) appropriate financing statements or comparable documents authorized by (and executed by, to the extent required under applicable law) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent’s sole discretion, to grant to the Collateral Agent a perfected Lien on such Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

(v) UCC, personal property security, judgment and execution, tax lien, bankruptcy and pending lawsuit search reports listing all effective financing statements, registrations or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which any Loan Party is organized, any of such Collateral is located and the jurisdictions in which any applicable Loan Party’s chief executive office or principal place of business is located in the United States, together with copies of such existing financing statements, registrations or other documents and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released or discharged (it being understood that the Loan Parties are not required to deliver search reports with respect to Immaterial Subsidiaries);

(vi) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each such Security Document, including, without limitation, with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation, if necessary, of such other security and other documents, including UCC-3 termination statements with respect to UCC security filings, financing change statements or other personal property that do not constitute Permitted Liens, as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect, or publish notice of, the Liens created, or purported or intended to be created, by such Security Documents;

(vii) evidence that all other actions reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests created by the Security Documents have been taken; and

(viii) a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of each Loan Party, together with all attachments contemplated thereby.

(m) The Collateral Agent shall have received the following documents and instruments:

(i) Mortgages encumbering each Mortgaged Property in which the applicable Loan Party holds an ownership interest (as indicated on Schedule 3.11(b) hereto) in favor of the Collateral Agent, for its benefit and the benefit of the applicable Secured Parties, duly executed and acknowledged by the applicable Loan Party that is the owner or holder of any interest in such Mortgaged Property, and otherwise in form satisfactory for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires, returns or other instruments as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such UCC-1 financing statements as may be required to create and perfect a valid fixture filing in any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded or registered be effective to create a Lien on such Mortgaged Property as of the date such Mortgage is executed and delivered subject to no other Liens except Permitted Liens, including the exceptions listed in the title policy insuring such Mortgage;

(ii) with respect to each Mortgaged Property, such consents or amendments, in form acceptable to the Collateral Agent, as necessary or required to consummate the transactions contemplated hereby or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring (or committing to insure) the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in an amount not less than the amount set forth on Schedule 4.01(m)(iii) (approximately 115% of the fair market value thereof), which policies (or marketable commitments having the effect of policies) shall (w) be issued by the Title Company, (x) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably required by the Collateral Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, and (z) contain no exceptions to title other than matters shown as exceptions in each title insurance policy (or marked commitment having the effect of a title insurance policy) insuring a mortgage, reasonably acceptable to the Collateral Agent;

(iv) with respect to each Mortgaged Property, a Survey;

(v) with respect to each Mortgaged Property, policies or certificates of insurance as required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage; provided that the Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent;

(vi) with respect to each Mortgaged Property, such affidavits, certificates, consents, estoppels, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in subparagraph (iii) above;

(vii) evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party or Subsidiary thereof of all applicable title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title insurance policies referred to in subparagraph (iii) above;

(viii) with respect to each Real Property, copies of all material leases or other agreements relating to possessory interests to which any Loan Party or Subsidiary thereof is a party; to the extent any of the foregoing in which any Loan Party is a landlord or sublandlord affect any Mortgaged Property, such agreement shall be subordinate to the Mortgage to be recorded against such Mortgaged Property and otherwise acceptable to the Collateral Agent;

(ix) with respect to each Mortgaged Property, each applicable Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(x) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and

(xi) to the extent reasonably requested by the Collateral Agent, opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance satisfactory to the Collateral Agent.

(n) The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including the information described in Section 9.19.

SECTION 4.02. Conditions to Each Credit Event. The agreement of each Lender to make any Loan or of the Issuing Bank to issue, increase, renew or extend any Letter of Credit, including, without limitation, in connection with any Incremental Facility (such event being called a “Credit Event”) requested to be made by it on any date is subject to the satisfaction of the following conditions (it being understood that a continuation or conversion of any Loans pursuant to Section 2.03 shall not be deemed a Credit Event):

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02 or 2.06, as applicable.

(b) The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct in all material respects (or, as to any representations and warranties that are otherwise qualified as to materiality or “Material Adverse Effect” , as so qualified) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by Borrower on the date of such Credit Event, as to the matters specified in Sections 4.02(b) and (c).

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees with the Lenders that on or after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with the procedures in Section 2.06(j)) and all LC Disbursements shall have been reimbursed:

SECTION 5.01. Financial Information, Reports, Notices, etc. The Loan Parties will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year (or such earlier date on which Parent is required to file a Form 10-K under the Exchange Act), a consolidated balance sheet of Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto (including, to the extent not all Subsidiaries of the Borrower are Loan Parties, a note with a consolidating balance sheet and statements of operations and cash flows separating out Parent, Borrower, the Subsidiary Loan Parties and the Subsidiaries that are not Loan Parties), all prepared in accordance with Regulation S-X and accompanied by (i) an opinion of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing satisfactory to the Administrative Agent (which opinion shall not have an Impermissible Qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent as of the dates and for the periods specified in accordance with GAAP, and (ii) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default under any financial covenant (which certificate may be limited to the extent required by accounting rules or guidelines);

(b) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier date on which Parent is required to file a Form 10-Q under the Exchange Act), a consolidated balance sheet of Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, cash flows and stockholders’ equity for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and notes thereto (including a note with a consolidating balance sheet and statements of operations and cash flows separating out Parent, Borrower, the Subsidiary Loan Parties and the Subsidiaries that are not Loan Parties), all prepared in accordance with Regulation S-X and accompanied by a certificate of a Financial Officer of Parent and Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent as of the dates and for the periods specified in accordance with GAAP;

(c) together with the financial statements described in Section 5.01(a) and (b), a compliance certificate of a Financial Officer of Parent and Borrower, substantially in the form of Exhibit D, containing a computation in reasonable detail of, and showing compliance with, each of the Financial Covenants during the period covered by such financial statements and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing such Default and the steps, if any, being taken to cure it, as well as a summary of all New Contract Capital Expenditures made during such period together with such supporting detail as the Administrative Agent may reasonably request;

(d) as soon as available and in any event no later than 30 days after the commencement of each Fiscal Year, a detailed budget for Parent and Borrower and its Subsidiaries by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budgets;

(e) promptly after any reasonable request by the Administrative Agent (or any Lender, through the Administrative Agent), copies of all reports submitted to Borrower or Parent, as applicable, by any independent registered public accounting firm in connection with each annual, interim or special audit of the financial statements of Parent or any of its Subsidiaries, as applicable, including any management letters submitted by such accounting firm to management in connection with their annual audit and management’s responses thereto;

(f) [Intentionally Omitted]

(g) as soon as possible and in any event within three Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of Borrower setting forth details of such Default and the action which Borrower has taken and proposes to take with respect thereto;

(h) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(i) promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Parent or any of its Subsidiaries in an aggregate amount exceeding $2,000,000, a written notice specifying the nature thereof, what action Parent or any of its Subsidiaries or other ERISA Entity has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(j) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Pension Plan sponsored by Parent or any of its Subsidiaries as the Administrative Agent shall reasonably request;

(k) as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect; and

(l) such other information respecting the condition or operations, financial or otherwise, of Parent or any of its Subsidiaries as the Administrative Agent (or any Lender, through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (l) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on a Platform or on the SEC’s EDGAR site; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.

SECTION 5.02. Compliance with Laws, etc. The Loan Parties will, and will cause each of their Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, such compliance to include the maintenance and preservation of their and their Subsidiaries’ qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Maintenance of Properties. Subject to Destruction or a Taking, the Loan Parties will, and will cause each of their Subsidiaries to, maintain, preserve, protect and keep their material Properties in good repair, working order and condition (normal wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted; provided that nothing in this Section 5.03 shall prevent (a) any Loan Party or its Subsidiary from discontinuing the operation and maintenance of any of such Properties if such discontinuance is, in the reasonable commercial judgment of such Loan Party, desirable in the conduct of its or their business and could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) the abandonment by any Loan Party or its Subsidiary of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04. Insurance. The Loan Parties will, and will cause each of their Subsidiaries to, maintain or cause to be maintained insurance with financially sound and responsible insurance companies with respect to their Properties material to the business of the Loan Parties and their respective Subsidiaries, and in any event with respect to each Mortgaged Property, against such casualties and contingencies and of such types and in such amounts with such deductibles as is comparable to that maintained by other companies of a similar size engaged in similar businesses in similar locations (which insurance shall include, in any event, with respect to each Mortgaged Property, flood insurance to the extent (including with respect to amounts) required in order to comply with law applicable to any Secured Party, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time). At the Administrative Agent’s request (but in any event, no more than once per Fiscal Year), Borrower shall furnish to the Administrative Agent a reasonably detailed summary of the insurance for property, general liability and all other risks maintained by the Loan Parties and their Subsidiaries and, within 30 days of any material change in such insurance, Borrower shall provide notice thereof to the Administrative Agent.

SECTION 5.05. Books and Records; Visitation Rights. Each Loan Party will, and will cause each of its respective Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times during normal business hours, at reasonable intervals, and upon reasonable advance notice to the Borrower, to (a) visit all of its offices (provided that such visits by any Lender shall be coordinated by the Administrative Agent), (b) discuss its financial matters with its officers and the independent registered accounting firm (provided, that in the case of any meeting with the independent registered accounting firm, representatives of the Loan Parties may be present) and, (c) upon the reasonable request of the Administrative Agent or a Lender, to examine any of its books or other corporate or partnership records. The Administrative Agent and Lenders shall comply with all applicable privacy laws in connection with such inspections and examinations and the Lenders shall use commercially reasonable efforts to coordinate any visits or inspections made pursuant to this Section 5.05.

SECTION 5.06. Environmental Covenant. Each Loan Party will, and will cause each of its respective Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all applicable Environmental Laws, which compliance shall include maintaining all Environmental Permits necessary for the operation of the business, and remain in compliance therewith, and generate, store, treat, dispose, use and otherwise handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) promptly notify the Administrative Agent and provide copies of all Environmental Claims relating to its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any such claims and account for any such actions or proceedings in accordance with GAAP, and keep the Administrative Agent informed of their actions;

(c) in the event of any Hazardous Material or Release or threatened Release of any Hazardous Material on, under or emanating from any Property which is in violation of any Environmental Law or which could reasonably be expected to result in Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, upon discovery thereof, take all necessary steps to initiate and expeditiously complete all investigative, response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws and account for any such actions or proceedings in accordance with GAAP, and keep the Administrative Agent informed of their actions;

(d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, provide an environmental assessment report concerning any Property now or hereafter owned or leased by such Loan Party or any of its respective Subsidiaries (“Environmental Report”), prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent (i) for any Property now or hereafter owned or leased by a Loan Party or any Subsidiary of a Loan Party and which is subject to a Mortgage in favor of the Administrative Agent or Requisite Lenders, if a Default has occurred and is continuing, or (ii) for any Property now or hereafter owned or leased by a Loan Party or any Subsidiary of a Loan Party and with respect to which the Administrative Agent or the Requisite Lenders reasonably believe (A) the Loan Party or the Property is not in compliance with Environmental Law; (B) there is a Release or threatened Release of Hazardous Material on, at, under or emanating from the Property; or (C) circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against such Loan Party or to result in Environmental Liability, in each case identified in clause (A), (B) or (C) herein, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Environmental Report shall, as applicable, indicate the presence or absence of Hazardous Materials at, on, or emanating from the Property, and include an estimate of the cost of any potential Remedial Action required by, or any corrective action for failure to comply with, Environmental Law. If any Loan Party fails to provide the requested Environmental Report within 45 days after such request is made, the Administrative Agent may order the same and such Loan Party shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such Property to perform such environmental assessment, provided that the grant of such access shall be subject only to the reasonable contractual rights of tenants and to those reasonable and customary restrictions and requirements imposed by a prudent property owner or operator on environmental consultants with regard to reasonable qualifications, insurance and procedures necessary to minimize damage to property, and employee health and safety. The Environmental Report shall be prepared at the Loan Party’s sole cost and expense, whether commissioned by the Loan Party, the Administrative Agent or the Requisite Lenders; and

(e) subject to clause (d) above, provide such non-privileged information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

SECTION 5.07. Information Regarding Collateral.

(a) Each Loan Party will furnish to the Administrative Agent and the Collateral Agent prompt (and in any event, within 15 days thereof) written notice of any change (i) in such Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization.

(b) Each year, if requested by the Administrative Agent, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(a), the Loan Parties shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of each Loan Party setting forth the information required pursuant to Sections 1(a), 7, 8, 10, 11, 13, 14, 15 and16 of the Perfection Certificate attached as Annex I to the Security Agreement or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.07.

SECTION 5.08. Existence; Conduct of Business. Each Loan Party will, and will cause each of its respective Subsidiaries to, do or cause to be done, subject to its reasonable business judgment, all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, industrial designs, business names and trade names and other intellectual property material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; provided, further, that the Loan Parties and their Subsidiaries shall not be required to renew, maintain, preserve or keep in full force and effect any rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, industrial designs, business names, trade names or other Intellectual Property which are not necessary for the conduct of their business unless failing to do so could reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Performance of Obligations. Each Loan Party will, and will cause each of its respective Subsidiaries to, perform all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party except for such noncompliance as, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Casualty and Condemnation. Each Loan Party will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other damage to any Collateral in an amount in excess of $2,500,000 or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.11. Pledge of Additional Collateral. Within 30 days (or such longer period as the Administrative Agent may agree in its discretion) after the acquisition of assets of the type that would have constituted Collateral on the Closing Date pursuant to the Security Documents (the “Additional Collateral”), each Loan Party will take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, delivery of certificates of title, or entering into or amending the Security Documents, or in the case of the Equity Interests of a Foreign Subsidiary that is a direct Subsidiary of Borrower or any Domestic Subsidiary, entering into a Non-U.S. Pledge Agreement providing for the Collateral Agent to have an enforceable and perfected security interest in 66% (or if such Subsidiary is a direct Subsidiary of Borrower or a Domestic Subsidiary and a disregarded entity for U.S. federal tax purposes, 100%) of the Equity Interests in such Subsidiary, to grant to the Collateral Agent for its benefit and the benefit of the Secured Parties a perfected Lien on such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement (including satisfaction of the conditions set forth in Section 4.01(l)). In the event that any Loan Party acquires a fee interest in additional Real Property having a fair market value in excess of $1,000,000 as determined in good faith by Borrower, Borrower or the appropriate Loan Party, as the case may be, will take such actions and execute such documents as the Collateral Agent shall reasonably require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage encumbering such

Real Property for the benefit of the Secured Parties (including in each case, satisfaction of the conditions set forth in Sections 4.01(m)). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, costs of counsel for the Administrative Agent and the Collateral Agent, shall be for the account of Borrower, which shall pay all sums due on demand.

SECTION 5.12. Further Assurances.

(a) The Loan Parties will, and will cause each Subsidiary of a Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, the delivery of appropriate opinions of counsel and any updated information with respect to Motor Vehicles), which may be required under any applicable law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) The Loan Parties will take or cause to be taken each action set forth on Schedule 5.12(b) within the time period specified for the taking of such action on such schedule.

(c) Not later than 60 Business Days after the Closing Date (or such later date as the Collateral Agent shall approve in its reasonable discretion), the Borrower shall cause to be delivered to the Collateral Agent the following:

(i) Evidence that mortgage amendments, supplements and restatements in form and substance reasonably satisfactory to the Collateral Agent (the “Mortgage Amendments”) with respect to each of the existing Mortgages have been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and are in form suitable for filing and recording in all filing or recording offices that the Collateral Agent may deem necessary or desirable.

(ii) Fully paid title searches and modification and date-down endorsements to the existing title insurance policies for each Mortgaged Property.

(iii) Such advice from local counsel retained by the Borrower as may be reasonably required by the Collateral Agent.

(iv) Evidence of the insurance required by the terms of the Mortgages, including, if any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”), (i) Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Lenders.

(v) Evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgage Amendments, including, without limitation, reasonable attorneys’ fees (including the reasonable fees and expenses of Shearman & Sterling LLP), filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgage Amendments.

(vi) Such other consents, agreements and confirmations of third parties relating to the Mortgaged Properties or the Mortgage Amendments as the Collateral Agent may deem reasonably necessary or desirable and evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to create valid first (subject to Permitted Encumbrances) and subsisting Liens on the property described in the Mortgages have been taken.

SECTION 5.13. Use of Proceeds and Letters of Credit. Borrower covenants and agrees that (i) the proceeds of the Term Loans will be used on the Closing Date to finance the Refinancing and to pay fees and expenses payable in connection with the Transactions and (ii) all other Revolving Credit Borrowings after the Closing Date will be used for general corporate purposes. Letters of Credit will be used to support bid, performance or surety bonds issued for the account of Borrower or any other Loan Party and workers’ compensation claims and self-insurance obligations (including deductibles under third-party insurance programs) of Borrower or any other Loan Party or other standby purposes of Borrower or any other Loan Party (including temporarily covering letters of credit under the Existing Credit Facility to the extent permitted by this Agreement).

SECTION 5.14. Payment of Taxes. Each Loan Party and its respective Subsidiaries will pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for Taxes which, if unpaid, might become a Lien or charge upon any Properties of such Loan Party or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that no such Loan Party nor any of its respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim (i) that is being diligently contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto in accordance with GAAP have been set aside on their books, or (ii) the nonpayment of which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.15. Guarantees. In the event that any Domestic Subsidiary of Borrower has not previously executed the Guarantee Agreement or in the event that any Person becomes a Domestic Subsidiary after the Closing Date, Borrower will promptly notify the Administrative Agent of that fact and cause such Subsidiary to execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement and deliver to the Collateral Agent a counterpart of the Security Agreement and the Pledge Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 4.01(l)) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of itself and of the Secured Parties, a valid and perfected first priority Lien on all of the Property of such Subsidiary described in the applicable forms of the Security Documents.

SECTION 5.16. Ratings. Use commercially reasonable efforts to maintain at all times corporate ratings for the Borrower from Moody’s and S&P. The Borrower will promptly notify the Administrative Agent in the event of a downgrade in any of the foregoing ratings.

SECTION 5.17. Interest Rate Hedging. Enter into prior to the date that is 120 days after the Closing Date (to become effective no later than one year thereafter), Hedging Agreements with Persons acceptable to the Administrative Agent to be maintained for a period of three years, covering a notional amount of not less than 50% of the outstanding Term Loans (less the percentage of outstanding Term Loans covered under Hedge Agreements entered into prior to such date and then in effect) and providing for such Persons to make payments thereunder for such period and otherwise on terms and conditions reasonably acceptable to the Administrative Agent.

SECTION 5.18. [Intentionally Omitted].

SECTION 5.19. Obligation to Redeem Parent Notes. In connection with the Refinancing, the Borrower agrees to promptly call all of the Parent Notes for redemption and set aside 100% of the amounts necessary to redeem the Parent Notes (including any premium associated therewith) with the trustee under the Parent Note Agreement pursuant to arrangements reasonably satisfactory to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with the procedures in Section 2.06(j)) and all LC Disbursements shall have been reimbursed, Borrower agrees with the Lenders that:

SECTION 6.01. Indebtedness; Disqualified Capital Stock.

(a) The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

(i) Indebtedness incurred and outstanding under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.22);

(ii) the aggregate principal amount of untendered Parent Notes;

(iii) Indebtedness outstanding on the Closing Date and set forth on Schedule 6.01 and Permitted Refinancing Indebtedness in respect thereof;

(iv) Indebtedness permitted by Section 6.04(iv);

(v) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business that is extinguished within five Business Days of incurrence;

(vi) Indebtedness of Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (B) the amount of such Indebtedness shall not exceed the cost of such acquisition, construction or improvement and (C) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;

(vii) Indebtedness under non-speculative Hedging Agreements; provided that (A) such Hedging Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (B) the notional principal amount of the obligations under such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreement relate;

(viii) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of Borrower or any Subsidiary in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit (to the extent permitted by Section 6.01(a)(xii) hereof) supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(ix) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of Borrower or any Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (A) any amount of such obligations included on the face of the balance sheet of Borrower or any Subsidiary shall not be permitted under this clause (ix) and (B) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (ix) shall at no time exceed the gross proceeds actually received by Borrower and the Subsidiaries in connection with such disposition;

(x) the issuance of Disqualified Capital Stock by the Parent and the incurrence of other unsecured or Subordinated Indebtedness by the Parent or the Borrower in each case, if each of the following conditions is met:

(1) no Default then exists or would result therefrom;

(2) before and after giving effect to such transaction, the representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct in all material respects (or, as to any representation and warranties that are otherwise qualified as to materiality or “Material Adverse Effect”, as so qualified) with the same effect as of then made (unless expressly stated to refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(3) after giving effect to such transaction (and any related transactions occurring on the same date) on a Pro Forma Basis, (x) the Parent shall be in compliance with the Financial Covenants as of the end of the Fiscal Quarter most recently ended prior to the date of such incurrence and (y) the Total Leverage Ratio shall be at least 0.25:1.00 below the ratio then required to be maintained;

(4) at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that such transaction complies with the foregoing conditions (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and such additional information that the Administrative Agent may reasonably request.;

and any Permitted Refinancing Indebtedness in respect thereof;

(xi) Indebtedness owed to the Borrower or a Wholly Owned Subsidiary of the Borrower which Indebtedness shall (x) be subordinated and otherwise on terms acceptable to the Administrative Agent and (y) be otherwise permitted under the provisions of Section 6.04(iv);

(xii) Indebtedness in respect of letters of credit not issued under this Agreement so long as the aggregate stated amount of such letters of credit does not exceed $20,000,000 of the Available Amount Not Otherwise Applied and is otherwise permitted under Section 6.02(xv);

(xiii) the incurrence of unsecured or Subordinated Indebtedness in an aggregate principal amount not to exceed $15,000,000 of any Person that becomes a Subsidiary pursuant to an acquisition permitted by Section 6.04 (not created in anticipation or contemplation thereof), provided, that no Default then exists or would result therefrom and any Permitted Refinancing Indebtedness in respect thereof;

(xiv) Indebtedness incurred by Borrower or any Subsidiary of Parent to finance the payment of insurance premiums;

(xv) Indebtedness representing deferred compensation to employees of Parent and its Subsidiaries incurred in the ordinary course of business;

(xvi) Guarantees of Parent or any of its Subsidiaries in respect of Indebtedness other-wise permitted hereunder of Parent or any other Subsidiary; provided that any such Guarantee by a Loan Party in respect of a Indebtedness of a non-Loan Party must be otherwise permitted under Section 6.04; and

(xvii) other Indebtedness not otherwise permitted under this Section 6.01(a) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

(b) The Loan Parties (other than Parent) will not, nor will they permit any of their Subsidiaries to, directly or indirectly, issue any Disqualified Capital Stock (other than to a Subsidiary Loan Party).

SECTION 6.02. Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(i) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due and payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(ii) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(iii) deposits made, and cash collateral arrangements entered into, in each case in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds (including with respect to environmental matters);

(iv) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(v) leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(vi) precautionary financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such person’s business other than through a capital lease;

(vii) Liens securing purchase money Indebtedness or Capital Lease Obligations permitted by Section 6.01(a)(vi) on Property described in such Section to the extent (A) such Liens do not extend to any Property other than such Property (and improvements thereon) and (B) such Liens shall be created within 180 days of the acquisition, construction or improvement of such Property or, in the case of a refinancing of any purchase money Indebtedness or Capital Lease Obligations, within 180 days of such refinancing provided that individual financings of equipment provided that individual financings of equipment provided by one Lender may be cross collateralized to other financings of equipment provided by such Lender;

(viii) Liens securing obligations under non-speculative Hedging Agreements permitted by Section 6.01(a)(vii), entered into with a Lender or an Affiliate of a Lender which are secured on a pari passu basis with the Loans;

(ix) Liens in favor of the Collateral Agent pursuant to the Security Documents;

(x) judgment Liens not constituting an Event of Default under Section 7.01(f) or securing appeal or other surety bonds related to such judgments;

(xi) Liens in favor of Governmental Authorities on equipment purchased by a Loan Party for purposes of fulfilling its obligations under a contract with such Governmental Authorities or in the form of Contingent Lease Agreements;

(xii) Liens existing on the date of this Agreement and disclosed on Schedule 6.02 and Liens securing Permitted Refinancing Indebtedness permitted by Section 6.01(a)(iii); provided that any such replacement or substitute Lien (A) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date (other than increases permitted under the definition of Permitted Refinancing) and (B) does not encumber any property other than the property subject thereto on the Closing Date (other than improvements thereon and the proceeds and products thereof);

(xiii) Liens securing other obligations incurred in the ordinary course of business and not constituting Indebtedness in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(xiv) the existence of “equal and ratable” clauses in Indebtedness permitted to be incurred under Section 6.01(a)(ii) or Section 6.01(a)(x) (but not any security interests granted pursuant thereto);

(xv) cash collateral in an amount not to exceed $20,000,000 of the Available Amount Not Otherwise Applied securing letters of credit permitted under Section 6.01(a)(xii);

(xvi) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with a Loan Party or Subsidiary thereof to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon);

(xvii) Liens solely on any cash earnest money deposits made by either Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xviii) licenses of patents, trademarks and other intellectual property rights granted by Parent or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Loan Parties and their Subsidiaries taken as a whole;

(xix) Liens in favor of any Loan Party;

(xx) rights of setoff imposed by law upon deposit of cash in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank and cash equivalents in such account;

(xxi) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xxii) Liens of sellers of goods to Parent or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold;

(xxiii) Liens (A) granted to the trustee under any indenture securing compensation, reimbursement and indemnity obligations of the Loan Parties to such trustee and (B) securing the amount owed under any indenture deposited with the trustee under any indenture to repay or redeem any such Indebtedness (including amounts deposited with the trustee under the Parent Note Agreement on the Closing Date to redeem the Parent Notes);

provided, however, that (i) no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents and (ii) with respect to Mortgaged Properties, Permitted Liens shall be deemed to be only those Liens set forth in clauses (i), (ii), (iv), (v), (ix) and (x) of this Section 6.02.

SECTION 6.03. Fundamental Changes.

(a) The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with them, or liquidate, wind up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary Loan Party may merge into or consolidate with Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Wholly Owned Subsidiary Loan Party may merge or consolidate with or into any other Wholly Owned Subsidiary Loan Party in a transaction in which the surviving entity is a Subsidiary Loan Party, (iii) any Foreign Subsidiary may merge into or consolidate with any other Foreign Subsidiary, (iv) any Foreign Subsidiary may merge or consolidate with or into a Subsidiary Loan Party in a transaction in which the surviving entity is a Subsidiary Loan Party, (v) any Subsidiary of Borrower may liquidate, windup or dissolve, provided that such liquidation; winding up or dissolution could not reasonably be expected to have a Material Adverse Effect, (vi) any Subsidiary of the Parent may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.04 and (vii) any Subsidiary of the Parent may merge dissolve, liquidate, consolidate or effect an Asset Sale, the purpose of which is to effect an Asset Sale permitted pursuant to Section 6.05; provided that in connection with any merger or consolidation involving a Loan Party, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable.

(b) Notwithstanding the foregoing, any Subsidiary of Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Subsidiary Loan Party (provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable) and any Foreign Subsidiary may dispose of assets to any other Foreign Subsidiary.

(c) Neither Borrower nor any Subsidiary may merge into or consolidate with Parent.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:

(i) Permitted Investments;

(ii) Investments existing on the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided, that the amount of any such Investment is not increased except pursuant to the terms of such Investment as in effect on the Closing Date;

(iii) Investments in Hedging Agreements and Non-Interest Rate Hedging Agreements permitted by Section 6.01(a);

(iv) Investments (A) by Parent or any of its Subsidiaries in Borrower or any Subsidiary Loan Party or by Borrower or any of its Subsidiaries in Parent and (B) by a Foreign Subsidiary in any other Foreign Subsidiary; provided that any Investment in the form of a loan or advance shall be (x) evidenced by a promissory note substantially in the form of Exhibit N hereto and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents and (y) permitted by Section 6.01(a)(xi);

(v) Investments in securities or property of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(vi) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(vii) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.05;

(viii) loans and advances to employees, officers and directors in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(ix) Permitted Acquisitions by the Parent or any other Loan Party;

(x) Investments in Permitted Joint Ventures in an aggregate amount not to exceed $15,000,000 at any time outstanding (calculated based on the original cost thereof net of cash returns in respect of such Investment);

(xi) other Investments by the Parent or any other Loan Party in an aggregate amount not to exceed $10,000,000 at any time outstanding plus other Investments by the Parent or the Borrower in an amount not to exceed the Available Amount Not Otherwise Applied at any time outstanding (calculated in each case, based on the original cost thereof net of cash returns in respect of such Investment); provided that in each case such investments are not made in an entity that is organized under the laws of a Non-U.S. Jurisdiction; and

(xii) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding (calculated based on the original cost thereof net of cash returns in respect of such Investment);

(xiii) redemptions or repurchases by Parent of the Parent Notes permitted by Section 6.09(a);

(xiv) Investments made with Qualified Capital Stock of Parent;

(xv) Investments consisting of extensions of credit in the nature of accounts receiv-able or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof;

(xvi) Investments consisting of Indebtedness, Liens, fundamental changes, Asset Sales and Dividends otherwise permitted under Sections 6.01, 6.02, 6.03, 6.04 and 6.06, respectively;

(xvii) Investments of a Subsidiary of the Parent acquired after the Closing Date or of a corporation merged into a Loan Party or merged or consolidated with a Subsidiary of the Parent in accordance with Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xviii) Guarantees by Parent or any of its Subsidiaries of leases (other than capital leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(xix) Investments by Parent or any of its Subsidiaries in assets that were Permitted In-vestments when such Investment was made.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to Borrower or any Subsidiary Loan Party.

SECTION 6.05. Asset Sales. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, effect any Asset Sale, except:

(i) sales, in the ordinary course of business consistent with past practices of Parent and its Subsidiaries, of damaged, obsolete or worn out equipment or other Property that, in the reasonable judgment of Borrower, is no longer useful in the conduct of the business of Parent and its Subsidiaries;

(ii) dispositions of equipment to the extent that (A) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) the proceeds of such dispositions are reasonably promptly applied to the purchase price of such replacement equipment;

(iii) sales, transfers and dispositions (A) by Parent or any of its Subsidiaries to Borrower or any Subsidiary Loan Party; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable or (B) by a Foreign Subsidiary to another Foreign Subsidiary;

(iv) incurrences of Liens permitted by Section 6.02 and making of Investments permitted under Section 6.04, fundamental changes permitted under Section 6.03, and making of Dividends permitted under Section 6.06;

(v) sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(vi) the lease or sublease of Real Property in the ordinary course of business not constituting a Sale Leaseback transaction;

(vii) sales of Permitted Investments on ordinary business terms;

(viii) any conveyance, sale, lease, assignment, transfer or other disposition of assets to Governmental Authorities pursuant to Contingent Lease Agreements;

(ix) Asset Sales not otherwise permitted under this Section 6.05; provided that (A) at the time of any such Asset Sale, no Default shall exist or would result from such Asset Sale and (B) the fair market value of all Property disposed of pursuant to this clause (ix) in any Fiscal Year shall not exceed $5,000,000;

(x) the sale of the real property located at 4141 N. Granite Reef, Scottsdale, Arizona; provided that (A) at the time of any such Asset Sale, no Default shall exist or would result from such Asset Sale, (B) 100% of the consideration for such Asset Sale shall be received in the form of cash, and (C) the fair market value of such Property shall not exceed $20,000,000;

(xi) Sale Leasebacks of Motor Vehicles in an aggregate amount not to exceed $2,500,000;

(xii) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business, which do not materially interfere with the business of Parent and its Subsidiaries, taken as a whole,

(xiii) the abandonment, cancellation or other disposition of intellectual property that is not material or is no longer used or useful in any material respect in the business of Parent and its Subsidiaries;

(xiv) sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(xv) sales or other dispositions relating to Destruction or a Taking; provided that with respect to all Asset Sales permitted by this clause (xv) the requirements of Section 2.05(c)(iii) are complied with in connection therewith; and

(xvi) sales or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided (A) that all transactions permitted by clauses (vi) through (xvi) shall be for fair value and at least 75% of the consideration therefor shall consist of cash, Permitted Investments, liabilities of Borrower or any Subsidiary assumed by the transferee thereof, or any combination of the foregoing; and (B) to the extent the Requisite Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

SECTION 6.06. Dividends. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Dividend to any non-Loan Party, or incur any obligation (contingent or otherwise) to do so, except:

(i) any Subsidiary of Parent (i) may pay cash Dividends to Parent or to any Wholly Owned Subsidiary of Parent and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of Parent, may pay cash Dividends to its shareholders generally so long as Parent or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(ii) Parent may repurchase its Equity Interests which repurchases are deemed to occur upon the cashless exercise of stock options or warrants if such Equity Interests represent a portion of such options and warrants;

(iii) So long as no Default or Event of Default exists, an amount not to exceed the Available Amount (excluding Declined Proceeds) Not Otherwise Applied at any time outstanding may be used to pay Dividends by the Loan Parties if the Total Leverage Ratio as of the date of the payment of such Dividend (both before and after giving effect thereto) is less than 2.50:1.00; and

(iv) to the extent constituting Dividends, Parent and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 6.03, 6.04, 6.05 or 6.07.

SECTION 6.07. Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, or for the benefit of, any of their Affiliates, except:

(i)(x) transactions between or among Parent, Borrower and the Subsidiary Loan Parties, (y) transactions among Foreign Subsidiaries not involving any Loan Party and (z) transactions among any Loan Parties, on the one hand, and any Foreign Subsidiaries, on the other, that are on terms at least as favorable to the Loan Parties as could be obtained on an arm’slength basis;

(ii) fees and compensation, benefits and incentive arrangements paid or provided by the Loan Parties or their Subsidiaries to, and any indemnity provided on behalf of, officers, directors or employees of the Loan Parties or any Subsidiary as determined in good faith by the Board of Directors of Parent or Borrower;

(iii) loans and advances to employees of the Loan Parties or any Subsidiary permitted by Section 6.04(viii);

(iv) the issuance or sale of any Equity Interests (other than Disqualified Capital Stock) of Parent;

(v) transactions pursuant to the agreements set forth on Schedule 6.07;

(vi) any Dividend permitted by Section 6.06;

(vii) transactions between Borrower or any Subsidiary with any Joint Venture, so long as no Affiliate of Borrower (other than any Subsidiary Loan Party) has an Equity Interest in such Joint Venture or the other parties to the Joint Venture; and

(viii) transactions between or among Borrower or any Loan Party and Permitted Joint Ventures, to the extent such transactions are on terms that are not less favorable to Borrower or any Loan Party than those that would have been obtained in a comparable transaction at such time on an arm’s length basis from a person that is not an Affiliate of Borrower or such Loan Party.

SECTION 6.08. Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary or to transfer property to Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to:

(i) conditions imposed by law or by any Loan Document;

(ii) clause (a) shall not apply to Property encumbered by Permitted Liens as long as such restriction applies only to the Property encumbered by such Permitted Lien;

(iii) restrictions and conditions existing on the Closing Date not otherwise excepted from this Section 6.08 identified on Schedule 6.08 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

(iv) any agreement in effect at the time any Person becomes a Subsidiary of Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or Property pending such sale; provided such restrictions and conditions apply only to the Subsidiary or Property that is to be sold and such sale is permitted by Section 6.05;

(vi) clause (a) shall not apply to customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business between Borrower and its Subsidiaries and their customers and other contracts restricting the assignment thereof;

(vii) any Indebtedness incurred in compliance with this Agreement (so long as such prohibition or restraint is not, in the good faith judgment of Parent, more restrictive than those required for comparable Indebtedness incurred by comparable entities);

(viii) in the case of any Joint Venture, restrictions in such person’s Organic Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject Joint Venture or other entity;

(ix) restrictions on cash or other deposits or net worth imposed by agreements entered into in the ordinary course of business;

(x) restrictions on the transfer of certificates of necessity or other similar authorizations required by Borrower and its Subsidiaries to provide emergency medical transportation services, to the extent contained in such documents or otherwise required by the granting authority or jurisdiction; and

(xi) any provision of any security issued by such Person or of any material agree-ment, lease, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound with respect to (A) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01(vi) but solely to the extent any negative pledge relates solely to the Property financed by or the subject of such Indebtedness, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, and (C) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

SECTION 6.09. Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness of Parent or any other unsecured or Subordinated Indebtedness (excluding, for purposes of this Section 6.09(a), the Parent Notes)) except with (i) Qualified Capital Stock of Parent, (ii) Permitted Refinancing Indebtedness and (iii) Available Amounts Not Otherwise Applied so long as no Default shall exist or would result therefrom;

(b) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document in any manner that is adverse in any material respect to the interests of the Lenders; or

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organic Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Parent may issue Equity Interests, so long as such issuance is not prohibited by Section 6.12 or any other provision of this Agreement, and may amend its Organic Documents to authorize any such Equity Interests.

SECTION 6.10. Limitation on Issuance of Capital Stock.

Neither Borrower nor any of its Subsidiaries will issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (a) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (b) Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.11 may issue Equity Interests to Borrower or the Subsidiary which is to own such Equity Interests; and (c) Borrower may issue common stock that is not Disqualified Capital Stock to Parent. All Equity Interests issued in accordance with this Section 6.10 shall, to the extent required by Sections 5.11 and 5.12 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

SECTION 6.11. Limitation on Creation of Subsidiaries. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, establish, create or acquire any additional Subsidiaries without the prior written consent of the Requisite Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of Borrower and (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Sections 6.04(x), (xi) or (xii), so long as, in each case, Section 5.11 shall be complied with.

SECTION 6.12. Business.

(a) The Loan Parties will not engage (directly or indirectly) in any business other than a Permitted Business.

(b) Rural/Metro Corporation of Tennessee, a Tennessee corporation (the “Specified Loan Party”), will not at any time hold or acquire any Property other than “investment property,” as such term is defined in the Arizona UCC, as to which a financing statement of the Specified Loan Party has been filed and is in effect with the Collateral Agent as secured party. This limitation will cease to be in effect if and when the Specified Loan Party is reorganized in another jurisdiction and an “all assets” financing statement of the Specified Loan Party has been filed with the relevant Governmental Authority with the Collateral Agent as secured party.

SECTION 6.13. Limitation on Change of Fiscal Year and Fiscal Quarters. The Loan Parties will cause their Fiscal Years to commence on and include July 1 of each calendar year and end on and include June 30 of the next succeeding calendar year and shall cause their Fiscal Quarters within such Fiscal Years to end on and include March 31, June 30, September 30 and December 31 of such Fiscal Years.

SECTION 6.14. Interest Expense Coverage Ratio. The Loan Parties will not permit the Interest Expense Coverage Ratio as of the last day of each Test Period set forth in the table below to be less than the ratio set forth opposite such period in the table below:

Test Period	Interest Expense Coverage Ratio
December 31, 2010 through December 31, 2012	2.75 to 1.0
March 31, 2013 and thereafter	3.00 to 1.0

SECTION 6.15. Total Leverage Ratio. The Loan Parties will not permit the Total Leverage Ratio as of the last day of each Test Period set forth in the table below to exceed than the ratio set forth opposite such period in the table below:

Test Period	Total Leverage Ratio
December 31, 2010 through June 30, 2011	4.75 to 1.0
September 30, 2011 through June 30, 2012	4.50 to 1.0
September 30, 2012 through March 31, 2013	4.25 to 1.0
June 30, 2013 through December 31, 2013	4.00 to 1.0
March 31, 2014 to June 30, 2014	3.75 to 1.0
September 30, 2014 and thereafter	3.50 to 1.0

SECTION 6.16. [Intentionally Omitted].

SECTION 6.17. Capital Expenditures.

(a) The Loan Parties will not, and will not permit any of their Subsidiaries to, make or commit to make any Capital Expenditures, except that Borrower and the Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount (the “Base Amount”) for each Fiscal Year or period set forth below, equal to the greater of (i) the amount set forth below for the applicable Fiscal Year and (ii) 4% of net revenues for the most recently ended period of twelve fiscal months (which net revenues shall be calculated on a Pro Forma Basis):

Fiscal Year Ended/Period	Base Amount (in millions)
June 30, 2011	$25.0
June 30, 2012	$27.5
June 30, 2013	$27.5
June 30, 2014	$30.0
June 30, 2015	$30.0
June 30, 2016 and thereafter	$30.0

(b) In addition to the Capital Expenditures permitted pursuant to Section 6.17(a) above or (c) below, the Loan Parties shall be permitted to make New Contract Capital Expenditures.

(c) In addition to the Capital Expenditures permitted pursuant to Sections 6.17(a) and (b), Borrower and the Subsidiaries may make additional Capital Expenditures in any Fiscal Year with up to (x) 50% of the Base Amount for the immediately preceding Fiscal Year which was not used to make

Capital Expenditures in the preceding Fiscal Year; provided that Capital Expenditures made during any Fiscal Year shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to this clause (x) and, second, in respect of amounts permitted for such Fiscal Year as provided above and (y) an amount consisting of the Available Amount Not Otherwise Applied.

SECTION 6.18. Anti-Terrorism Law. The Loan Parties will not, and will not permit their Subsidiaries to, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.22(b), (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

SECTION 6.19. Embargoed Person. None of the funds or assets of the Loan Parties or their Subsidiaries that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to the knowledge of any Loan Party, based upon reasonable inquiry by such Loan Party, on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders. No Embargoed Person shall have any direct interest, and to the knowledge of any Loan Party, as of the date hereof, based upon reasonable inquiry by the Loan Parties, indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

SECTION 6.20. Anti-Money Laundering. To the knowledge of any Loan Party, based upon reasonable inquiry by such Loan Party, none of the funds of such Loan Party that are used to repay the Loans shall be derived from any unlawful activity with the result that the investment in the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute an “Event of Default:

(a) Borrower shall default (i) in the payment when due of any principal or premium of any Loan (including, without limitation, on any Installment Payment Date) or any reimbursement obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Loan or any Fee (and such default shall continue unremedied for a period of three (3) Business Days), or (iii) in the payment of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan

Document (and such default shall continue unremedied for a period of five (5) Business Days after notice thereof by the Administrative Agent to Borrower).

(b) Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of Borrower or any other Loan Party to the Administrative Agent, any Issuing Bank, or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

(c) Any Loan Party shall default in the due performance and observance of any of its obligations under Section 5.01 (g) or (h), Section 5.08 (with respect to the maintenance and preservation of Borrower’s corporate existence), Section 5.19 or Article VI.

(d) Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of the date on which (i) an Authorized Officer of any Loan Party obtains actual knowledge of such default or (ii) written notice thereof shall have been given to Borrower by the Administrative Agent.

(e) A default shall occur and be continuing (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or to enable or permit (with or without the giving of notice) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing such Indebtedness.

(f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $5,000,000 (to the extent not covered by valid third party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) individually or in the aggregate shall be rendered against any Loan Party or any of their Subsidiaries (or any combination thereof) and such judgment has not been stayed, vacated or discharged within 60 days of entry.

(g) Any of the following events shall occur:

(i) the taking of any specific actions by any ERISA Entity or any other Person to terminate a Pension Plan if, as a result of such termination, any ERISA Entity could expect to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or (ii) an ERISA Event shall have occurred, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

(h) Any Change in Control shall occur.

(i) Any Loan Party or any Subsidiary of a Loan Party shall:

(i) become insolvent or generally fail to or become unable to or admit in writing its inability to pay debts as they become due, or declare any general moratorium on its indebtedness, or propose a compromise or arrangement between it and any class of its creditors;

(ii) apply for, consent to, or acquiesce in the appointment of or taking possession by, a trustee, receiver, sequestrator, administrator or other custodian for such Loan Party or such Subsidiary or substantially all of the property of any thereof, commit an act of bankruptcy under any foreign law, or make a proposal (or file a notice of its intention to do so) under such foreign law or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence, permit or suffer to exist, or become the subject of, the appointment of a trustee, receiver, sequestrator, administrator or other custodian for such Loan Party or such Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator, administrator or other custodian shall not be discharged or stayed within 60 days; provided that the Loan Parties hereby expressly authorize the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv) commence or permit or suffer to exist the commencement of, or become the subject of, any bankruptcy, insolvency, reorganization, debt arrangement, compromise, adjustment, relief or composition of it or its debts or other case or proceeding under any bankruptcy or insolvency law (including, without limitation, U.S. Bankruptcy Law or under applicable corporations legislation, at common law or in equity, or any dissolution, winding up or liquidation proceeding (except to the extent permitted pursuant to Section 6.03(a)), in respect of any Loan Party or such Subsidiary and, if any such case or proceeding is not commenced by such Loan Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Loan Party or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that each Loan Party hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing.

(j) Any security interest and Lien purported to be created by any Security Document with respect to Collateral having an aggregate fair market value in excess of $100,000 shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority (except as otherwise expressly provided in such Security Document) security interest in and Lien on all of the Collateral thereunder) in favor of the Collateral Agent, or any security interest and Lien purported to be created by any Security Document shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually received by it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements in the applicable jurisdictions as required under the UCC to continue the perfection of such security interest or the equivalent in the applicable jurisdiction.

(k) Any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations.

SECTION 7.02. Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 7.01(i) with respect to Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrower.

SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 7.01(i) with respect to Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Requisite Lenders shall, by written notice to Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments and the obligations of the Issuing Bank to issue Letters of Credit (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments and the obligations of the Issuing Bank to issue Letters of Credit shall terminate.

ARTICLE VIII

THE AGENTS

SECTION 8.01. The Agents. Royal Bank of Canada is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each of the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Agent is hereby expressly authorized by each Secured Party, without hereby limiting any implied authority, (a) to receive on behalf of the Secured Parties all payments of principal of and interest on the Obligations, all payments and all other amounts due to the Secured Parties hereunder, and promptly to distribute to each Secured Party its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to Borrower of any Default specified in this Agreement of which such Agent has actual knowledge acquired in connection with its agency hereunder; (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Borrower pursuant to this Agreement as received by such Agent; (d) to enter into the Security Documents on behalf of the Secured Parties; and (e) to claim all Obligations owed to any Secured Party against Borrower in its own name for the purpose of any Security Documents.

None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document.

The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Banks and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent. Each appointment under this paragraph shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) so long as no Event of Default then exists.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything to the contrary in this Agreement, neither RBC Capital Markets, as Lead Arranger, nor General Electric Capital Corporation, as Syndication Agent, nor JPMorgan Chase Bank, N.A. nor Bank of Arizona, N.A., as Co-Documentation Agents, in such respective capacities, shall have any obligations, duties or responsibilities, or shall incur any liabilities, under this Agreement or any other Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except as set forth in Section 9.17, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

(i) if to Borrower, to it at 9221 E. Via De Ventura, Scottsdale, Arizona 85258, attention: General Counsel (telecopy: (480) 627 6252);

(ii) if to the Administrative Agent to it at Royal Bank of Canada, 200 Bay Street, Royal Bank Plaza, 12th Floor, South Tower, Toronto, Ontario M5J 2W7, Canada, attention: Ann Hurley, (telecopy: (416) 842-4023) (e-mail: ann.hurley@rbccm.com);

(iii) if to an Issuing Bank at (a) in the case of JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, attention: Non-Agent Servicing Team (telecopy: (312) 289-2608)) (e-mail: cls.chicago.non.agented.servicing@chase.com); and (b) in the case of any other Issuing Bank, at the address, telecopy or electronic mail address specified by it pursuant to notice given to Borrower and the Administrative Agent in accordance with this Section 9.01; and

(iv) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party and Lender hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in Schedule 2.01.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 9.04(b), (ii) by way of participation in accordance with Section 9.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(d) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment made in connection with the primary syndication of the credit facilities provided for herein by the Lead Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, any Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of Revolving Loans and/or Revolving Credit Commitments, or $1,000,000, in the case of any assignment in respect of Term Loans and/or Term Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, that Approved Funds shall be aggregated for purposes of determining compliance with such minimum assignment amount;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds.

(iv) assignments to Parent, Borrower, Subsidiaries of Borrower and Affiliates of the Borrower (each such Affiliate, an “Affiliated Lender”) shall be permitted so long as:

(1) the aggregate amount of the Term Loans assigned to the Affiliated Lenders, Subsidiaries of Borrower, Parent and Borrower shall not exceed 5% of the original principal amount of the Term Loans in the aggregate,

(2) the Affiliated Lenders shall not have access to information circulated solely among Lenders and the Agents and shall not be permitted to attend Lender meetings or conference calls (other than any such meetings or conference calls at which Parent and/or Borrower is also in attendance),

(3) the Affiliated Lenders shall not be entitled to vote, in their capacities as Lenders, except on matters requiring the consent of all Lenders or, if applicable, all affected Lenders,

(4) if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to have the vote of any Affiliated Lender (in its capacity as Lender) allocated pro rata to the consenting Lenders and non-consenting Lenders otherwise entitled to vote, except that such Affiliated Lender (in its capacity as Lender) may vote independently to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable and disproportionate to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders; it being understood that each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of the Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time after any such case is commenced against any Loan Party in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the limited provisions of this paragraph; and

(5) any Loans purchased by the Borrower shall be immediately be deemed retired and cancelled, and any Loans purchased by any other Loan Party shall be immediately transferred to the Borrower and immediately be deemed retired and cancelled for all purposes hereunder and, for the avoidance of doubt, any such Loan Party shall not receive any share of the pro rata payments that Lenders are otherwise entitled to receive hereunder, including, without limitation, the payments set forth in Section 2.13.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.04(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c) Register. The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the Issuing Banks, and Agents, and (i) the Commitment of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to and paid to, each Lender, (ii) the amounts (including any principal and interest) owing to, and paid to, each Revolving Lender with respect to (A) payments made by such Revolving Lender pursuant to Section 2.06(e)(ii) and (B) participations in any Revolving Letters of Credit, (iii) the amount of each Revolving LC Disbursement, and the amounts (including any principal and interest) owing to, and paid to, each Issuing Bank with respect to any Revolving LC Disbursements, and (iv) the amount of any other Obligations owing to, and paid to, or for the account of, any Lender, any Issuing Bank, or any Agent, pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and Borrower, the Agents, the Issuing Bank, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender, the Issuing Bank, and the Agents hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. Upon the reasonable request of the Borrower, the Administrative Agent shall provide a copy of the current list of Lenders as set forth in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent or the Issuing Bank sell participations to any Person (other than a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan

Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.08(c)(i)-(vi), in each case, that affect such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant agrees to be subject to Section 2.19 as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations including specifying any such Participant’s entitlement to payments of principal and interest, and any payments made, with respect to each such participation; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other party, except as required by applicable law.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15, 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Representations and Warranties. By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assigning Lender represents and warrants that its name set forth in the Assignment and Acceptance is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it thereunder and that such interest or interests are free and clear of any adverse claim; (iv) to the extent applicable, such assigning Lender attaches the Note or Notes (if any) held by such assignor and requests that the Agent exchange such Note or Notes for a new Note or Notes payable to the order of such assignee in an amount equal to the Commitments assumed by such assignee pursuant to the Assignment and Acceptance or new Notes payable to the order of such assignee in an amount equal to the Commitments assumed by such assignee pursuant to the Assignment and Acceptance and such assigning Lender in an amount equal to the Commitments retained by such assigning Lender under this Agreement, respectively, as specified in the Assignment and Acceptance, (v) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.06 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (vi) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vii) such assignee represents and warrants that its name set forth in the Assignment and Acceptance is its legal name, (viii) such assignee confirms that it is an Eligible Assignee; (ix) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (x) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be and (xi) such assignee attaches any U.S. Internal Revenue Service forms required under Section 2.16 of this Agreement.

SECTION 9.05. Expenses; Indemnity.

(a) The Loan Parties agree, jointly and severally, to pay, upon demand, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arranger, the Syndication Agent, Royal Bank of Canada and its Affiliates, including the reasonable fees, charges and disbursements of Shearman & Sterling LLP, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers, or proposed amendments, modifications or waivers, of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the creation and perfection of the Liens on the Collateral, (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Syndication Agent, the Administrative Agent, the Collateral Agent, the Issuing Banks or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section 9.05), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Lead Arranger, the Syndication Agent, the Issuing Banks or any Lender; provided, however, that the Loan Parties shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a participant pursuant to Section 9.04.

(b) Each of the Loan Parties, jointly and severally, agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lead Arranger, each Issuing Bank, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations hereunder and thereunder or the consummation of the Transactions and the other transactions contemplated hereby and thereby, (ii) the use of the proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property or facility owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to Borrower or its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses (x) are finally judicially determined to have arisen by reason of the Indemnitee’s or its directors’, officers’, employees’, affiliates’, advisors’, agents’ or controlling persons’ gross negligence or willful misconduct, (y) result from a material breach or breach in bad faith of the obligations of such Indemnitee or its directors, officers, employees, affiliates, advisors, agents or controlling persons hereunder or (z) result from any dispute solely among Indemnitees.

(c) To the extent that the Loan Parties fail to promptly pay any amount to be paid by them to any Agent, the Lead Arranger, Syndication Agent or any Issuing Bank, under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to such Agent, Lead Arranger, Syndication Agent or Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, Syndication Agent, Lead Arranger or Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or its directors, officers, employees, affiliates, advisors, agents or controlling persons as determined by a final and nonappealable judgment of a court of competent jurisdiction

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of Loans and LC Disbursements, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement and other Loan Documents held by the Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use any of a Loan Party’s credit balances with the Lender to purchase at the Lender’s applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by any Loan Party to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify Borrower and the Administrative Agent after making any such setoff.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of either Agent, the Issuing Bank or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default regardless of whether an Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Subject to Sections 9.08(c), 9.08(d), 9.08(e) and 9.08(f), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(c) Subject to Section 9.08(e) and 9.08(f), without the written consent of each Lender that would be directly affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note or the final expiration of any Commitment;

(ii) waive, reduce or postpone any scheduled repayment pursuant to Section 2.05(d);

(iii) [intentionally omitted];

(iv) reduce the rate of interest on any Loan or any Fee payable hereunder (other than any Default Rate imposed pursuant to Section 2.08(c)), it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (iv);

(v) extend the time for payment of any interest, Fees or reimbursement of any LC Disbursement;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of Section 9.08(b), this Section 9.08(c), Section 9.08(d), Section 9.08(e) or 9.08(f) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which affect the protections to such additional extensions of credit of the type provided to the Lenders on the Closing Date);

(viii) amend the definition of “Requisite Lenders,” “Requisite Class Lenders” or “Commitment Percentage”; provided, with the consent of Requisite Lenders and the Requisite Class Lenders of the applicable Class, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders,” “Requisite Class Lenders” or “Commitment Percentage” on substantially the same basis as the Revolving Credit Commitments, Revolving Loans, Term Commitments and Term Loans, are included on the Closing Date;

(ix) release all or substantially all of the Collateral or the value of the Guarantees under the Guarantee Agreement or a release of the guarantee of Parent under the Guarantee Agreement, except as expressly provided in the Loan Documents or subordinate the Liens under any Security Document, it being understood that additional extensions of credit under this Agreement consented to by the Requisite Lenders may be equally and ratably secured by the Collateral with the then existing secured obligations under the Security Documents; or

(x) waive any condition set forth in Section 4.01.

(d) Subject to Section 9.08(e) and 9.08(f), no amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Revolving Credit Commitment of a Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in any Revolving Credit Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision of this Agreement relating to Revolving Letters of Credit without the written consent of each Issuing Bank;

(iii) amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(iv) amend, modify, terminate or waive any provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender (or each Lender of such Class, as the case may be);

(v) amend, modify, terminate or waive (A) the manner of application of any optional or mandatory prepayments as among or between Classes of Loans, (B) the pro rata sharing of payments of Lenders under Section 2.13(c) or (d) or (C) the sharing of set-offs under Section 2.19, in each case, without the written consent of the Requisite Class Lenders of each Class that is being allocated a lesser prepayment or payment, as the case may be, as a result thereof;

(vi) expressly amend, modify, supplement or waive any condition precedent in Section 4.02 to any Revolving Credit Borrowing or issuance of a Revolving Letter of Credit without the written consent of the Requisite Class Lenders with respect to Revolving Credit Commitments; or

(vii) increase the maximum duration of Interest Periods hereunder without the consent of each Revolving Lender and Term Lender;

(e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by Section 9.08(d)(i), (v) and (vi) above), the consent of the Requisite Lenders or majority Lenders of any Class, as applicable, is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (such Lender, a “Non-Consenting Lender”), then Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described below, to replace each such Non-Consenting Lender or Lenders (or to replace such Non-Consenting Lender or Lenders from the Class for which consent is being sought) with one or more assignees which will become Lenders hereunder (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent and, with respect to assignees that are Revolving Lenders, the Issuing Bank (which approval in each case shall not be unreasonably withheld) so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination; provided, however, that no Non-Consenting Lender shall be obligated to make any such assignment unless, (x) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (y) such assignee or Borrower shall pay to the affected Non-Consenting Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans, participations in LC Disbursements, and all Fees owed with respect to, any Class of Loans with respect to which such Non-Consenting Lender’s consent was requested but not obtained.

(f) Any amendments, modifications or supplements to the amount, pricing or tenor of the Revolving Credit facility shall only require the written consent of the Requisite Class Lenders with respect to the Revolving Credit Commitments; provided, that any amendment or modification that reduces pricing or extends the tenor or increases the Commitments under the Revolving Credit Facility shall require the consent of each Revolving Credit Lender directly affected thereby.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between Borrower and a Lender shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other method of electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this

Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lead Arranger, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower or its properties in the courts of any jurisdiction.

(b) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. None of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lead Arranger or any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent, the Collateral Agent, the Issuing Banks, the Syndication Agent, the Lead Arranger or the Lenders by the Loan Parties (such information being referred to collectively herein as the “Loan Party Information”), except that each of the Administrative Agent, the Collateral Agent, any Issuing Bank, the Syndication Agent, the Lead Arranger and the Lenders may disclose Loan Party Information (i) to its and its affiliates’ employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to any pledgee referred to in Section 9.04(f) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 9.16 by the Administrative Agent, the Collateral Agent, the Issuing Banks, the Syndication Agent, the Lead Arranger or such Lender, or (B) is or becomes available to the Administrative Agent, the Collateral Agent, the Issuing Banks, the Syndication Agent, the Lead Arranger or such Lender on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.

SECTION 9.17. Royal Bank Direct Website Communications.

(a) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic e-mail address specified by the Administrative Agent to the Borrower. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,
 NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such
e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.18. Collateral Agent as Joint Creditor.

(a) Each of the Loan Parties and each of the Lenders agree that the Collateral Agent shall be the joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents, and that accordingly the Collateral Agent will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Collateral Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

(b) Each Loan Party hereby appoints the Collateral Agent as its true and lawful attorney-in-fact for the purpose of taking any action and executing any and all documents and instruments that the Collateral Agent may deem necessary or desirable to carry out the terms of the Loan Documents and accomplish the purposes thereof and, without limiting the generality of the foregoing, each Loan Party hereby acknowledges that the Collateral Agent shall have all powers and remedies set forth in the Loan Documents. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.

SECTION 9.19. USA PATRIOT Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.20. Indenture Trustee. In the event that Royal Bank of Canada (“Royal Bank”) or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Secured Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Royal Bank in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender under any Loan Document (other than Royal Bank or an Affiliate of Royal Bank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.